Form 10-K, Exhibit 13
period 1996-12-31
TRENWICK GROUP INC
filed 1997-03-31
CIK 787952

What differentiates Trenwick from other companies...is the combination of the level of our talent and the way we've organized and leveraged it.

TRENWICK GROUP INC.

Trenwick Group Inc. is a publicly traded holding company whose principal subsidiary, Trenwick America Reinsurance Corporation (Trenwick America Re), underwrites reinsurance.

Trenwick America Re reinsures property and casualty risks primarily written by U.S. insurance companies. Substantially all of Trenwick America Re's business is produced by reinsurance brokers. The bulk of the business underwritten is treaty, including standard and specialty business. Trenwick America Re also underwrites facultative reinsurance.

Trenwick America Re is domiciled in Connecticut and is licensed, authorized or approved to write reinsurance in all 50 states and the District of Columbia. It had statutory surplus of approximately $286 million as of December 31, 1996. Based on the most recent information prepared by the Reinsurance Association of America (RAA), there are over 50 active U.S. property/casualty reinsurers. Trenwick America Re ranked nineteenth among professional reinsurers at year-end 1996 when measured in terms of capital and surplus. By the same measure, Trenwick America Re ranked fourteenth among brokerage market reinsurers. Among independent reinsurers, those companies neither owned by nor affiliated with large U.S. or foreign insurance or financial institutions, Trenwick America Re ranked fourth.

Trenwick America Re is rated A+ (Superior) by A.M. Best Company, an industry-recognized rating organization. Trenwick America Re is one of only six brokerage market reinsurers to hold this rating, the highest currently awarded to any company in the brokerage segment. In 1996, Standard & Poor's Insurance Rating Services upgraded Trenwick America Re's Claims-Paying Ability Rating to A+ (Good).

                                 FULLY DILUTED

                               EARNINGS PER SHARE

                                  [BAR GRAPH]


                              BOOK VALUE PER SHARE

                                  [BAR GRAPH]

                               FIVE YEAR SUMMARY


Year ended December 31,                               1996          1995          1994          1993          1992
------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)

INCOME STATEMENT DATA
------------------------------------------------------------------------------------------------------------------
Net premiums written                              $226,364      $197,162      $139,635      $101,392      $ 81,883
------------------------------------------------------------------------------------------------------------------
Net investment income                               41,226        36,828        33,932        34,954        30,859
------------------------------------------------------------------------------------------------------------------
Net income                                          33,848        29,841        20,282        23,739        18,539
------------------------------------------------------------------------------------------------------------------
GAAP combined ratio                                  95.8%         95.6%        103.2%        102.5%        112.3%
------------------------------------------------------------------------------------------------------------------


PER SHARE DATA
------------------------------------------------------------------------------------------------------------------
Net income per share
------------------------------------------------------------------------------------------------------------------
   Primary                                        $   4.95      $   4.44      $   3.04      $   3.48      $   2.76
------------------------------------------------------------------------------------------------------------------
   Fully diluted                                      4.25          3.80          2.78          3.12          2.75
------------------------------------------------------------------------------------------------------------------
Dividends per share                                   1.24          1.12          1.00           .86           .76
------------------------------------------------------------------------------------------------------------------
Book value per share                                 39.52         36.54         29.23         31.41         26.02
------------------------------------------------------------------------------------------------------------------


BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------
Total assets                                      $920,804      $820,930      $727,245      $700,407      $652,473
------------------------------------------------------------------------------------------------------------------
Investments and cash                               754,210       653,704       551,784       546,303       500,359
------------------------------------------------------------------------------------------------------------------
Unpaid claims and claims expenses                  467,177       411,874       389,298       354,582       351,897
------------------------------------------------------------------------------------------------------------------
Convertible debentures                             103,500       103,500       103,500       103,500       103,500
------------------------------------------------------------------------------------------------------------------
Stockholders' equity                               265,753       240,776       188,213       206,763       169,373
------------------------------------------------------------------------------------------------------------------
Shares of common stock outstanding                   6,725         6,590         6,440         6,583         6,510
------------------------------------------------------------------------------------------------------------------

CHAIRMAN'S LETTER



[PHOTO OF JAMES F. BILLETT, JR, CHAIRMAN]


DEAR FELLOW STOCKHOLDER:

Once again, I'm pleased to report that Trenwick Group Inc.'s operating performance was excellent last year. The highlights included record earnings of $4.25 per share and double-digit premium and EPS growth of 15% and 12%, respectively. The Company reported record operating cash flows of $110.5 million and growth in investment income of 12%. In addition, we achieved a superior combined ratio of 95.8%, and Trenwick's ROE of 13.4% once again exceeded our hurdle of twice the risk-free rate by better than 100 basis points.

All of this was difficult to accomplish in a marketplace that was oversaturated with capital and where demand for reinsurance shrank appreciably. We continued to prosper because we have an abundance of the industry's only scarce resource - talented people. I'll expand on our advantage and address our focus on this resource throughout my letter.

Notwithstanding our strong operating performance, Trenwick's shares underperformed the market in 1996. A negative return of 15.6% for the year, including dividends, was far below my expectations. The property/casualty insurance business, of which the reinsurance industry is a subset, also underperformed the overall market and, excluding the pricey take-outs of National Re (by General Re) and American Re (by Munich Re), the reinsurance segment underperformed the market, too.

By design, there is a relatively high level of inside ownership, including restricted stock and stock options, at Trenwick. This feature distinguishes us from other companies in our industry. I've always believed it's fundamental to align the interests of management and key employees with those of stockholders. Sharing the wealth is generally the theme, but sharing the pain, from time to time, is a real character builder. Disappointing share performance in 1996 had a tangible impact on the fortunes of our key people. Our longer term total return to stockholders had been top tier (e.g., through 1995, 21.26% compounded over five years), but last year's reversal of that trend got everyone's attention. While we can't directly control the price of our stock, we've recently taken some steps which I believe will result in a higher correlation between the consistently fine operating performance of the Company and its valuation in the market.

In January 1997, we successfully completed a $110 million private offering of 8.82% Subordinated Capital Income Securities with a 40 year maturity. Substantially all the proceeds of this financing were to be used to redeem Trenwick's outstanding convertible debentures, to the extent holders of the debentures didn't exercise their right to convert them into Trenwick common stock.

In February 1997, we called our outstanding convertible debentures, redeemed $45.8 million and issued 1.2 million shares of Trenwick common stock to those debenture-holders who elected conversion.

The combined result of these two undertakings was accretive to stockholders. Trenwick, in effect, repurchased 944,741 shares at a price of $49.75 per share with funds provided by opportunistic long-term financing at a competitive fixed interest rate. Because less than 100% of the debentureholders redeemed their debentures, Trenwick now has investments and cash at the holding company level in excess of $75 million available for general corporate purposes, including business expansion and share repurchases. In addition, the Company's debt to total capitalization ratio improved to 25% from 28%.

In March 1997, Trenwick's Board approved a 3-for-2 stock split, the first in our history. The distribution will be paid on April 15, 1997 to stockholders of record on March 18, 1997. As a result of the conversion of nearly 56% of the Company's convertible debentures and the subsequent stock split, the float in Trenwick shares will increase to 11.9 million shares from 6.7 million shares, improving liquidity for stockholders. Also in March 1997, Trenwick's Board of Directors increased the Company's thirty-seventh consecutive quarterly dividend by 16% over the prior quarter.

The financial engineering discussed above is consistent with our historical comprehensive approach to running the business for the benefit of stockholders. Capital management is one of several tools we've previously employed to build value.

We faced many challenges as a growth company in a maturing industry last year. Price competition and consolidation in the underlying property/casualty insurance business squeezed reinsurance margins and generally reduced demand for reinsurance. While our premium growth exceeded comparable reinsurance industry growth rates, our rate of growth declined to 15% from 41% in 1995 and 38% in 1994. I expect our rate of growth to remain in double digits in 1997, but to be lower than last year's rate.

Strategic hiring is another important tool we use to build value. We grew at a faster pace in 1996 than the rest of the pack because of our investment in additional talent in 1995, which I wrote to you about in some detail last year. The experienced team we acquired caused our core casualty treaty business to increase at a net rate of 20%, including both voluntary and involuntary shrinkage in our renewal business. This investment delivered immediate returns last year and will improve our longer term prospects, as well.

Our initiatives toward new strategic hires in 1996 were either unsuccessful or incomplete. We're in the market, as I write, to attract talented individuals or teams of individuals who are prepared to trade their intellectual assets or proprietary skills and relationships for a seat at Trenwick's collaborative management table and a stake in the incremental value they contribute. I want to increase our already disproportionate share of this scarce resource. I believe it's the lowest risk/highest return consolidation strategy in our industry.

For the past few years, I've written to you about our tactic of engaging in strategic alliances. We've defined strategic alliances as reinsurance relationships with reinsurance market leaders in lines of business where we don't have expertise, or don't have current plans to build the infrastructure necessary to compete successfully as a leader in those lines ourselves. Call it the "join'em rather than fight'em" approach. As a rule of thumb, we believe strategic alliances must be long-term in intent, quota share in form and have the potential to contribute $1 per share (pre-split) in GAAP earnings within 36 months. In 1996, we celebrated the fourth successive year of our very profitable strategic alliance with PXRE Re. In addition, we entered into two new strategic alliances last year; one with Transatlantic Reinsurance Company and another with Duncanson & Holt, a wholly-owned subsidiary of UNUM Corporation. Details of these new partnerships are outlined in the 1996 Operations Review in this Annual Report. In 1996, strategic alliances accounted for 9% of Trenwick's net premiums. I expect our three fully operational alliances will represent 12% of our net writings in 1997.

There is a common thread that connects our predilection for strategic hiring and strategic alliances: talented people. Whether we acquire them or ally with them, I believe they're the key ingredient for profitable long-term growth.

We also looked to build value last year through continued efforts on the merger/acquisition front. We had several discussions, none of which developed into a feasible plan. As with the other value-building tools we use, we remain open to discussions with potential partners who need the strengths or structure we bring and who offer an opportunity for us to build more value jointly than independently. We believe the best opportunities for expediting growth in value are with organizations whose talents are complementary to our own.

While I believe there is a dearth of talented people in our industry, I don't mean to suggest that we're the only company that has any. What differentiates Trenwick from other companies, however, is the combination of the level of our talent and the way we've organized and leveraged it.

Frankly, not one of us is totally capable of performing all functions at the highest skill level. But, we've designed a unique series of integrated marketing, underwriting and operational processes that interface our best talents at their respective strongest points. The result is a better answer for all constituencies. For long-term stockholders, Trenwick's systematic and multidimensional approach to the business, its unim-peachable balance sheet and its superior track record represents more than a safe haven in uncertain times. Trenwick is a company that's growing deliberately, both by acquiring talented people and by creating an environment where those talents can produce real gains.

Before I close, I'd like to ask that you remember Donald E. Chisholm, a director of Trenwick since 1995 and a member of the Board's Compensation Committee since 1996. Don died on March 1, 1997 after an extended illness. He was 58 years old. While his tenure at Trenwick was far too brief, his experience in the industry was considerable. In over three decades of service, Don was associated with three reinsurance companies in addition to ours, one as a founder and two as Chief Executive. Don had a wry sense of humor and was a wily negotiator and loyal friend. I'll miss his savvy advice and good company.

I'll write to you throughout the year to discuss our plans and results. I'll be available at our Annual Meeting in May or at other mutually convenient times to answer your questions or receive your input.





/s/ James F. Billett, Jr.


James F. Billett, Jr.
Chairman, President and
Chief Executive Officer

1996 OPERATIONS REVIEW

[PHOTO OF
Left to Right Paul Feldsher, Stephen H. Binet, Robert A. Giambo, James F. Billett, Jr., James E. Roberts, Alan L. Hunte]


Trenwick increased net written premiums to $226.4 million in 1996, despite a softening of market conditions. This increase represents the Company's fourth consecutive year of premium growth. Although changes in the reinsurance environment slowed the rate of premium growth to 15% from the previous year's 41% pace, Trenwick succeeded in surpassing the domestic reinsurance industry's overall premium growth rate of 4.5% for the year.

The property and casualty industry, of which reinsurance is a part, struggled through the eighth year of prolonged price competition. Lower rates, broadened coverage and an abundance of capacity were evident in most lines of insurance. Some ceding companies sought to sustain growth by buying less reinsurance and retaining more premium. Others, challenged by shrinking margins and fierce competition, pushed for reductions in their reinsurance costs through rate decreases or higher ceding commissions on the reinsurance they continued to place.

In mid-year, Lloyd's of London successfully completed its Reconstruction and Renewal plan, ending several years of uncertainty over its ability to continue as a viable market. As new sources of capital rushed to enter Lloyd's, its underwriters embarked on an aggressive attempt to recapture business, including specialty reinsurance business, that had fled the London market in favor of domestic reinsurers.

The increasingly competitive climate was a significant factor in prolonging the consolidation of the reinsurance industry which began in the early 1990's. Eleven reinsurance companies were acquired, merged or withdrew from the U.S. market in 1996. While the previous restructuring of the business had been confined to the brokerage segment of the market, the most recent wave of activity breached the direct segment. Two of the six U.S. direct reinsurers were acquired in 1996. A third underwent a major capital and structural reorganization.

Continued attrition in the industry, including disruption in the direct segment, created openings for those broker market reinsurers with the credentials to meet reinsurance buyers' increasingly stringent financial criteria. Trenwick, with statutory surplus of approximately $286 million at the end of 1996, an A+ (Superior) rating from A.M. Best Company and an A+ (Good) Claims-Paying Ability Rating from Standard & Poor's Insurance Rating Services, was well qualified to benefit from those opportunities.

In 1996, Trenwick worked to grow its premium writings by solidifying its relationships within the reinsurance brokerage community and by enhancing its reputation as a significant participant in lower-layer casualty placements. Trenwick added a substantial number of new casualty accounts and created incremental growth by entering into new strategic alliances with market leaders in product lines in which it did not materially participate. The Company also worked to further boost productivity, strengthening its ability to compete even more efficiently in an increasingly difficult environment.

OPERATIONS
For the fourth straight year, Trenwick performed at a record level of productivity. While overhead costs rose $1.6 million, including the first full year of expenses associated with the addition of a team of senior underwriters in mid-1995, net earned premiums grew by $33.7 million and the overhead ratio (calculated by dividing underwriting expenses by net earned premium) declined by 6%.

Through attrition, the number of people employed by Trenwick declined 4% during 1996 as the Company remained committed to rethinking positions rather than replacing them. The Company also continued its efforts to maximize the average premium associated with each transaction. Net written premiums expanded by 15% while the number of treaty casualty contracts, which account for most of Trenwick's business, shrank by 2%.

One component of the Company's ability to write and process more business with a relatively stable head count has been a continuous review of its information and support systems. In 1996, Trenwick concluded a company-wide upgrade of computer hardware and software. During the year, the Information Systems Department also initiated and completed an extensive project to address the "Millennium Problem" involving recognition of the year 2000 by all the Company's software, a task many companies have not yet tackled, without disrupting operations and with minimal use of outside assistance.

The revenue per employee and overhead ratio graphs below further illustrate Trenwick's consistent progress in controlling costs and infrastructure. The ability to significantly expand its business while utilizing existing resources, which Trenwick has cultivated over the last five years, is an increasingly valuable skill in an environment where profit margins are under increasing pressure.

REVENUE PER EMPLOYEE                         OVERHEAD RATIO
(in thousands)

[BAR GRAPH]                                  [BAR GRAPH]

UNDERWRITING

Trenwick's underwriting methodology combines transactional analysis with a formal control process. Underwriters review transactions from a broad spectrum of classes and lines of business. Their decision to participate or decline is based on an assessment of the profit potential of the individual transaction rather than on a predetermined profile of the Company's overall portfolio. Overlying the transactional review is a formal system of collaborative referrals, actuarial reviews and audits that evaluates the Company's underwriting practices, ensures that exposures are properly identified and guards against significant losses. A committee composed of the Company's senior underwriters and its chief actuary periodically reviews underwriting policy and monitors accumulations and concentrations of risk in both the property and casualty segments of Trenwick's business.

As market conditions softened during 1996, Trenwick continued to measure individual transactions against a standard of current or reasonably foreseeable underwriting profit - i.e. premium that exceeds projected claims and expenses. Consequently, Trenwick was willing to participate in less than half the transactions offered to it in 1996, and the Company withdrew from a number of renewal accounts that did not offer the prospect of underwriting profitability. Statutory combined ratio for 1996 rose nominally to 95.7% from 95.5% in 1995, assisted by favorable development in prior years' reserves, the absence of major catastrophes which would have impacted Trenwick primarily through its strategic alliance with PXRE Reinsurance Company (PXRE Re), and the prudent purchase of outgoing reinsurance to protect results in a declining market.

Trenwick underwrites three types of business. Facultative is underwritten on a risk-by-risk basis where Trenwick applies its own pricing to the individual exposure. Treaty is divided into standard treaty business and specialty treaty business. Standard treaty involves blocks of risks where the class of business or the size and longevity of the account generate sufficient data for analysis by a variety of actuarial techniques. Specialty treaty business also entails grouping multiple risks, but generally involves classes or coverages which are less statistically predictable. Trenwick underwrites this business with a hybrid methodology combining quantitative tests with a more detailed examination of the original risks, rates and coverages within the block of business.

In April 1993, shortly after Trenwick initiated the controlled growth strategy it continues to pursue, the Company embarked on a strategic alliance with PXRE Re. By aligning with a leader in property catastrophe reinsurance with a worldwide spread of business, Trenwick was able to immediately benefit from the rise in catastrophe rates that followed Hurricane Andrew in 1992 and augment its own expertise in an area of the business in which it was a minor participant. Trenwick and PXRE Re continued as strategic partners through 1996. Although property catastrophe rates have drifted downward since 1993 and PXRE Re has responded by reducing its premium writings, Trenwick continued to derive significant profits from the relationship.

Trenwick added to the premium it underwrites on its own behalf by forging two additional strategic alliances in 1996. Early in the year, Trenwick brought additional capacity to the expertise provided by Transatlantic

Reinsurance Company (Transatlantic Re), the recognized domestic leader in reinsurance of health care professional liability. This type of specialty reinsurance generally involves large limits, and those reinsurers with significant capacity enjoy commensurate pricing advantages.

In October, Trenwick entered into a partnership with Duncanson & Holt (D&H), a wholly-owned subsidiary of UNUM Corporation. Duncanson & Holt, which functions as an underwriting manager for a number of pools and reinsurance facilities, is the largest provider of accident and health reinsurance in the United States. Trenwick assumes a portion of the reinsurance from a broad base of the business underwritten by Duncanson & Holt. In addition, the Company allows D&H to issue reinsurance in Trenwick's name to those D&H property and casualty clients who feel more comfortable buying from a reinsurer in the same segment of the industry, like Trenwick, than from life reinsurers who constitute the majority of the participants in D&H's syndicated facilities.

Both of these new strategic alliances extended Trenwick's activities into areas in which it did not previously participate. Because of the accounting provisions that characterize reinsurance transactions, only a portion of the annualized premiums associated with the Transatlantic relationship was reported in 1996. Premiums and fees derived from the Duncanson & Holt alliance, which began in the fourth quarter, will not be reflected until 1997.

The table below compares Trenwick's total net premiums written, including premiums from the PXRE Re and Transatlantic alliances, by type of business for the last two years:

(in thousands)                                                     1996          1995
-------------------------------------------------------------------------------------
CASUALTY
-------------------------------------------------------------------------------------
Standard Treaty                                                $144,074      $108,330
-------------------------------------------------------------------------------------
Specialty Treaty                                                 46,048        50,593
-------------------------------------------------------------------------------------
Facultative                                                       6,404         6,035
-------------------------------------------------------------------------------------
                                                                196,526       164,958
-------------------------------------------------------------------------------------
PROPERTY                                                         29,838        32,204
-------------------------------------------------------------------------------------
TOTAL                                                          $226,364      $197,162
-------------------------------------------------------------------------------------

The 19% increase in casualty premiums was the result of a 62% rise in new business over 1995 and a 3% advance in renewal premiums. Trenwick added 48 new treaty casualty accounts in 1996, causing new casualty premiums to surge. The influx in new business reflects the momentum of the Company's marketing program, augmented by the success of a team of four senior underwriters, who joined the Company during 1995, in attracting incremental business to Trenwick.

Specialty renewal business was adversely impacted by the decision of several large ceding companies to buy less reinsurance on maturing programs where sufficient data now allows the ceding company to predict future results with a higher degree of certainty.

For the past four years, Trenwick has lobbied for larger shares on selected existing casualty accounts. The Company boosted its participations on 30 treaty transactions in 1994 and 26 in 1995. Over time, Trenwick's ability to garner greater shares of existing transactions diminishes as buyers consolidate their placements among a handful of high quality incumbent reinsurers. Expanding limits of some reinsurance programs and continuing attrition among reinsurers afforded a number of opportunities in 1996, and Trenwick broadened its participation on 20 renewal accounts during the year. However, the effect of these larger shares on the level of 1996 renewal premiums was essentially offset by increased retentions by ceding companies, Trenwick's withdrawal from several renewals which did not meet its underwriting criteria and the difficulties experienced by many insurance company cedants as they struggled to maintain market share in the face of fierce competition. Consequently, continuing casualty business increased by only 3% over 1995.

Trenwick increased its facultative premiums by 6% in 1996. Competition in this commodity line closely mirrored the contentious conditions prevalent in the general insurance market. The Company continued to focus its facultative activities in the lower layers of commercial auto liability. Trenwick applies its own pricing to this type of business and can quickly select from a large number of submissions, increasing the likelihood of profitability. Facultative business is exclusively casualty and constitutes approximately 3% of Trenwick's net premiums.

In the absence of large natural disasters producing significant losses to the U.S. reinsurance market in 1996, property reinsurance rates continued their downward slide. Guy Carpenter & Co., a leading reinsurance brokerage firm, recently estimated the reduction in property reinsurance costs at approximately 17%. As a result, Trenwick's total property premiums, including those obtained from its partnership with PXRE Re, dropped 7% to $29.8 million. The Company quoted only 13% of new transactions offered to it and added only two new accounts over the year.

The graphs below display the distribution of the types and lines of business that comprised Trenwick's underwriting portfolio at the end of 1996:

1996 NET PREMIUMS WRITTEN BY TYPE

[PIE CHART]

Standard Treaty Casualty           63.7%
Facultative                         2.8%
Treaty Property                    13.2%
Specialty Treaty Casualty          20.3%

1996 NET PREMIUMS WRITTEN BY LINE

[PIE CHART]

Property                           20.8%
Medical Malpractice                 4.3%
Products Liability                  1.1%
Workers' Compensation               9.1%
Miscellaneous                       4.6%
Auto Liability                     28.5%
General Liability                  10.0%
Errors & Omissions                 21.6%

By type of business, casualty represented 87% of total net written premiums in 1996, up from 84% in 1995, reflecting deteriorating property pricing. By line of business, auto liability and errors and omissions liability for professionals each showed small proportional decreases but totaled slightly more than half of Trenwick's business. Medical malpractice rose from 3.5% of the portfolio in 1995 to 4.3% in 1996 directly as a result of the new strategic alliance with Transatlantic Re. Workers' compensation, which had been negligible in prior years, jumped to a 9.1% share in 1996. This business was derived from several new transactions with regional writers of this line. Like the bulk of Trenwick's casualty business, the Company participated in lower layers of these reinsurance placements. The combination of relatively low attachment points, narrow reinsurance limits and the characteristics of lines such as workers' compensation and auto liability allows for more meaningful actuarial analysis and generally produces more stable and predictable results than more volatile types of reinsurance.

New casualty business represented approximately one third of Trenwick's total premiums in 1996. Because of the time required for premium to flow through the pipeline between insurance company and reinsurer, new casualty premiums first recorded in any given year include premiums from accounts first written up to two years before. The growth in 1996 new casualty was the cumulative product of several years of controlled expansion. The senior underwriters who joined the Company in mid-1995 from Re Capital Corporation, which was acquired by another reinsurer, created new opportunities for Trenwick on accounts which were already familiar to them and were a major factor in fueling the premium pipeline.

Included in the new business attracted by the ex-Re Capital underwriters were several large transactions with regional or smaller ceding companies. Business from these sources, which are generally more reinsurance dependent than larger companies, more than offset business lost to increased retentions by multinational cedants.

Smaller ceding companies often buy quota share, or proportional, reinsurance. While the level of quota share business increased somewhat from 1995, more than half of Trenwick's 1996 premiums were written on an excess of loss basis. Excess business affords reinsurers direct control of the reinsurance pricing for any transaction and some degree of insulation from competitive conditions in the underlying insurance market.

The way in which reinsurance is bought and distributed is in the midst of a dramatic transformation. Buyers have concentrated their placements within a small group of top-tier trading partners that often includes a mix of direct and broker market reinsurers. Consolidation among brokers has created large, well-integrated intermediaries which are becoming increasingly adept at generating reinsurance opportunities from related retail insurance operations or underwriting managers farther down the distribution chain.

The goal of Trenwick's marketing effort has been to establish the Company among the handful of broker markets considered for the most desirable transactions. Recently, several broker market reinsurers have attempted to short-circuit the distribution system by establishing or acquiring insurance subsidiaries. Trenwick chooses not to compete with its clients and relies on independent reinsurance intermediaries to supply its business from non-related sources. In 1996, Trenwick realigned its systematic marketing process, magnifying its focus on cementing or creating relationships with those individual brokers who handle or have access to desirable business. Trenwick's underwriters spent a record total of 882 working days making 449 personal visits updating market and account intelligence, ensuring the broadest possible selection of new business opportunities and positioning the Company at the top of the list for additional shares of desirable transactions.

In the last four years, Trenwick has secured a position in the top tier of broker market reinsurers and as a market of choice for lower-layer casualty business. In 1996, Trenwick expanded its business in size as well as scope, and worked both smarter and harder to exploit opportunities created by an evolving distribution system. Despite turbulent market conditions, Trenwick successfully leveraged relationships into growth and expertise into earnings.

INVESTMENTS

Trenwick manages its fixed-income portfolio using an investment process that matches the duration of a segregated portion of the Company's invested assets to the duration of its expected liabilities. The balance of the Company's invested assets are managed to maximize overall yield within the constraints of Trenwick's conservative investment guidelines. The process allows for better management of the risks on both sides of the balance sheet.

During 1996, the performance of Trenwick's investment portfolio met its objectives, both in terms of investment yield, credit quality and diversification. Since 1994, the Company's improved risk management capabilities have enabled it to reduce the potential volatility of its fixed-income securities primarily through additional diversification. Greater emphasis has also been given to investments with minimal call risk to further reduce the impact lower interest rates might have on the portfolio's overall performance.

The investment climate in 1996 posed several challenges for the Company. Maintaining the Company's objectives of a conservatively run portfolio while at the same time producing consistent growth in income was increasingly difficult given current relatively low interest rates, lack of adequate supply of acceptable securities and the highly competitive insurance and reinsurance market.

Declining underwriting margins often require companies to revisit their investment guidelines to explore ways of generating additional income. Such changes in portfolio strategy can result in an unacceptable level of investment risk. Trenwick's investment guidelines remained unchanged in 1996. These guidelines allowed Trenwick to continue to employ conservative investment strategies which better balance issues such as liquidity, credit risk, interest rate risk and volatility.

In 1996, net investment income increased 12% to $41.2 million compared to $36.8 million in 1995, primarily as a result of the sustained growth in Trenwick's invested asset base. After-tax investment income was $32.1 million versus $28.9 million. Despite the rising interest rate environment, as evidenced by an increase of 83 basis points in the five-year treasury yield, the overall pre-tax investment yield declined by 20 basis points, as a result of lower reinvestment rates on maturities. As of year-end 1995, the Company had net unrealized gains in its portfolio of $26.7 million. At year-end 1996, the Company had unrealized gains in its portfolio of $18.1 million, a decrease in the fair value of the Company's invested assets of $8.6 million, primarily attributable to lower interest rates. This decline of $5.6 million after-tax, or $.83 per share, reduced the overall increase in the Company's book value during 1996.

Trenwick's fixed-income investment portfolio consisted entirely of investment grade securities, with 92% having a quality rating of Aa or better. The following graphs illustrate the composition of Trenwick's investment portfolio and the quality of its fixed-income investments as of December 31, 1996:

INVESTMENT ASSET ALLOCATION

[PIE CHART]

Corporate Securities                     5.0%
Other                                    6.1%
U.S. Government Bonds                   12.2%
Mortgage & Asset-backed Securities      28.0%
Tax-exempt Bonds                        48.7%


ASSET QUALITY RATINGS

[PIE CHART]

A                         7.6%
Aa                       10.0%
Aaa                      82.4%

REPORT OF MANAGEMENT


The management of Trenwick is responsible for the 1996 consolidated financial statements and all other information presented in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP), determined by management to be appropriate, and include amounts based on management's informed estimates and judgements. Financial information presented elsewhere in this Annual Report is consistent with the consolidated financial statements. The appropriateness of data underlying such financial information is monitored through internal accounting controls, independent accountants and the Board of Directors acting through an Audit Committee.

Trenwick maintains a system of internal accounting controls designed to reasonably assure the integrity and reliability of financial reporting and to provide reasonable assurance to management and the Board of Directors that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly. The system of internal accounting controls is supported by the selection and training of qualified personnel, by the appropriate division of responsibilities and by written policies and procedures.

The Audit Committee of the Board of Directors is composed solely of outside directors who oversee management's financial reporting responsibilities. The Committee is responsible for recommending to the Board of Directors the appointment of the independent accountants, which is subject to the ratification of stockholders. The Committee meets periodically with management and the independent accountants to review reports of management and the independent accountants regarding accounting policies and practices, audit results and internal accounting controls. The Committee has direct access to the independent accountants and meets with them without management present to discuss the results of the audit.

The 1996 consolidated financial statements have been audited by Trenwick's independent accountants, Price Waterhouse LLP, in accordance with generally accepted auditing standards and have been reviewed by the Audit Committee of the Board of Directors. This audit by Price Waterhouse LLP includes an evaluation of the internal control structure to the extent necessary to determine the audit procedures required to express their opinion on the consolidated financial statements.


/s/James F. Billett, Jr.
------------------------
James F. Billett, Jr.
Chairman, President and
Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


INDUSTRY OVERVIEW

The property and casualty reinsurance industry is currently in its eighth consecutive year of soft market conditions. Despite the record level of catastrophes since 1989 and the continued strengthening of reserves for exposure to environmental and asbestos losses, there has been little overall rate improvement in the reinsurance environment. Competition has, in fact, increased in recent years as a result of the ability of companies to raise additional capital through public and other financing, the use of both traditional and non-traditional reinsurance products and realized gains on invested assets. These factors have mitigated any positive impact which may have occurred from the decline in the number of reinsurance companies through withdrawal or acquisition. The remaining companies are larger, offer significantly more capacity to ceding companies and have greater access to capital through capital markets or their parent organizations. Further, Lloyd's of London has rebounded from a period of uncertainty and is now aggressively competitive. The result is an oversupply of capacity in the reinsurance industry, which is more than capable of writing the current level of domestic premiums. In 1996, domestic premiums as reported by the RAA amounted to $18.9 billion, an increase of 4.5% compared to $18.1 billion in 1995.

During this period of soft market conditions, Trenwick has taken advantage of both the availability of capital in the financial markets and new opportunities in the business. In 1992, Trenwick raised additional capital through a convertible debt offering, thereby increasing its capacity for underwriting risks and positioning the Company to take advantage of market opportunities. Having written a majority of its business since 1986, Trenwick has not had to materially strengthen its reserves for any exposure to environmental or asbestos claims, enabling the Company to focus all of its resources on the development of future business. Over the following several years, Trenwick implemented several strategic initiatives which enabled it to increase its premium writings during the current soft market. These included increased participations in renewal business through increased marketing efforts as reinsurance buyers consolidated their business within a smaller number of higher quality reinsurers such as Trenwick. This result was augmented by the hiring of a team of senior underwriters in 1995 from a company purchased by another reinsurer. Trenwick also initiated several strategic alliances as an entry into lines of business not then written by the Company. Partners in these alliances include PXRE Re, a leader in property catastrophe reinsurance, Transatlantic Re, a leading reinsurer in healthcare professional liability and Duncanson & Holt (a wholly-owned subsidiary of UNUM Corporation), the largest provider of accident and health reinsurance in the United States. As a result of these initiatives, Trenwick has established itself as one of the leading broker market reinsurers in the United States. Trenwick America Re is rated A+ (Superior) by A.M. Best Company, the highest rating assigned to any broker segment reinsurer, and is assigned a Claims-Paying Ability Rating of A+ (Good) by Standard & Poor's.

RESULTS OF OPERATIONS

Premiums
In 1996, Trenwick reported net premiums written of $226.4 million, a 15% increase over 1995. This compares to a 41% increase in net premiums written in 1995 over 1994. The growth in premium volume in 1996 resulted from a 19% increase in casualty business, which represents 87% of the Company's business. This growth was partially offset by a 7% decrease in property business, including property catastrophe business written pursuant to the Company's strategic reinsurance agreement with PXRE Re. The increase in casualty business is attributable to an increase in new casualty business. This business was developed primarily by the senior underwriting executives hired in 1995 through existing and new relationships with various reinsurance brokers. New casualty business, representing 33% of total premium writings in 1996, increased 62% over 1995. Continuing casualty business, which consists of increases in participations in renewal transactions and growth in the original business written by ceding companies, representing 54% of total premium writings in 1996, increased 3% in 1996 over 1995. In 1996, insurance companies continued to increase their retentions, thereby reducing the amount of reinsurance placed with reinsurers. This reduction has primarily affected the Company's specialty business and reduced the overall rate of growth in casualty business. In addition, the Company declined to renew certain accounts which did not meet its pricing standards. Property business, which represented 13% of total premium writings in 1996, decreased as a result of continued price deterioration experienced throughout the year. During 1995, Trenwick modified its process of estimating premiums from ceding companies, resulting in an increase in accruals for unreported premiums written at December 31, 1996 of $15.1 million as compared to 1995, and an increase of $16.6 million in 1995 over 1994. These estimated premiums did not materially affect the Company's earnings either in 1996 or 1995.

The following table sets forth gross premiums written, net premiums written and net premiums earned for the periods indicated:

(in thousands)                    1996             1995             1994
Gross premiums written       $ 247,358        $ 214,336        $ 153,834
Ceded premiums written         (20,994)         (17,174)         (14,199)
Net premiums written         $ 226,364        $ 197,162        $ 139,635
Net premiums earned          $ 211,069        $ 177,394        $ 132,683

Underwriting Expenses

The combined ratio is one means of measuring the profitability of a property and casualty reinsurance company. The combined ratio reflects underwriting experience, but does not reflect income from investments or provisions for income taxes. A combined ratio below 100% indicates profitable underwriting, and a combined ratio exceeding 100% indicates unprofitable underwriting. Although a reinsurer may have unprofitable underwriting results, the reinsurer may still be profitable because of investment income earned on its accumulated invested assets. In 1996 and 1995, Trenwick recorded an underwriting profit of $8.8 million and $7.7 million, respectively, compared to an underwriting loss in 1994 of $4.2 million.

The following table sets forth Trenwick's combined ratios and the components thereof calculated on a GAAP basis for the periods indicated, together with Trenwick America Re's combined ratios calculated on a statutory basis:

                                   1996          1995          1994
Claims and claims
  expense ratio                    61.3%         63.7%         70.0%
Expense ratio
Policy acquisition
  expense ratio                    27.8          24.8          25.5
Underwriting expense ratio          6.7           7.1           7.7
Total expense ratio                34.5          31.9          33.2
Combined ratio                     95.8%         95.6%        103.2%
Trenwick America Re
  statutory combined ratio         95.7%         95.5%        103.1%

The most significant underwriting cost affecting a reinsurance company's underwriting result is represented by its claims and claims expense ratio, which is the ratio of incurred claims and claims adjustment expenses to net earned premiums. The claims and claims expense ratio is a function of estimates of claims associated with business written in the current period and changes in estimates of claims on business written in prior periods. As indicated in the preceding table, Trenwick's claims and claims expense ratio improved in 1996 and 1995 compared to 1994, reflecting the lack of any material adverse impact from property catastrophe claims in 1996 or 1995. In 1994, catastrophe claims included $9.4 million from the Northridge Earthquake in Southern California, which added 7.1 percentage points to the claims and claims expense ratio. The effect of this catastrophe on the Company's claims ratio was partially mitigated by a general improvement in its other property business. Trenwick's property premium writings, including catastrophe business associated with PXRE Re, amounted to $29.8 million, $32.2 million and $34.7 million in 1996, 1995 and 1994, respectively. In 1996, 1995 and 1994, estimates of prior accident year claims were reduced by approximately $4.4 million, $2.1 million and $450,000, respectively. The reduction over the last three years primarily reflects the favorable development of Trenwick's casualty business between accident years 1987 and 1992, partially offset by unfavorable development in accident years 1993 through 1995.

Trenwick's expense ratio, which is the ratio of policy acquisition costs and underwriting expenses to net earned premiums as determined in accordance with GAAP, increased in 1996 to 34.5% as compared to 31.9% in 1995 and 33.2% in 1994. Policy acquisition costs, which include brokerage and ceding commissions, vary directly with premium volume and are subject to changes in the mix of business. Trenwick writes business on both an excess of loss and quota share basis. Quota share business generally carries higher ceding commissions than excess of loss business. In 1996, quota share business increased to 43% of total premium writings as compared to approximately 35% for 1995 and 1994. Therefore, the policy acquisition expense ratio increased in 1996 and fluctuated nominally from 1994 to 1995. Underwriting expenses, which generally do not vary with premium volume, were approximately $14.2 million, $12.6 million and $10.3 million in 1996, 1995 and 1994, respectively. Increased expenses in 1996 and

1995 included costs associated with the addition of a five person underwriting team in May 1995. The underwriting expense ratio, however, decreased .4 of a percentage point in 1996 compared to 1995 and .6 of a percentage point in 1995 as a result of the increase in premium writings.

Trenwick America Re's statutory combined ratios for 1996, 1995 and 1994, provided in the preceding table, were 8.1, 15.6 and 3.6 percentage points better, respectively, than the weighted average statutory combined ratios for all reinsurance companies that reported their results to the RAA in those periods. The statutory combined ratios for this group of reinsurance companies in 1996, 1995 and 1994 were 103.8%, 111.1% and 106.7%, respectively. The statutory combined ratios as reported to the RAA by those companies, including Trenwick America Re, which primarily accept business from brokers, for 1996, 1995 and 1994 were 107.6%, 106.9% and 108.9%, respectively.

Investment Income

Net investment income in 1996 of $41.2 million increased 12% compared to net investment income of $36.8 million in 1995. Net investment income in 1995 increased 9% compared to net investment income of $33.9 million in 1994. Pre-tax yields on invested assets, excluding equity securities, declined to 6.3% in 1996 from 6.5% in both 1995 and 1994. This decline resulted primarily from the reinvestment of approximately $63 million and $56 million of maturities in 1996 and 1995, respectively, at lower interest rates. In 1996, maturities included $24 million in principal repayments associated with Trenwick's portfolio of structured and agency pass-through securities compared to $18 million in 1995. As a result of the stabilization of interest rates and a trend toward purchasing structured securities with less prepayment risk, principal repayments are expected to remain similar in 1997. Investment income is expected to increase in 1997 as the Company's invested asset base grows along with an increase in operating cash flow. During 1996, the Company sold approximately $19 million of U.S. government and agency securities and reinvested the proceeds primarily in structured securities in order to increase the overall yield of the portfolio. Additionally, approximately $3 million of structured securities were sold to reduce exposure to possible downgrade and credit risk.

Operating Results

Trenwick's consolidated net income in 1996 was $33.8 million or $4.95 per share compared to $29.8 million or $4.44 per share in 1995. Trenwick's consolidated net income was $20.3 million or $3.04 per share in 1994. Fully diluted earnings per share were $4.25 in 1996, $3.80 in 1995 and $2.78 in 1994. Consolidated net income in 1994 included after-tax claims of $9.4 million associated with the 1994 Northridge Earthquake. Included in Trenwick's net income were after-tax realized investment gains of $194,000 or $.03 per share and $239,000 or $.04 per share in 1996 and 1995, respectively, and losses of $129,000 or $.02 per share in 1994.

INVESTMENTS

At December 31, 1996, Trenwick had investments and cash of $754.2 million, an increase of 15% compared to investments and cash of $653.7 million at December 31, 1995. This increase resulted principally from cash provided by operations reduced by dividends paid to stockholders. Operating cash flow included $29.7 million received in December 1996 for the commutation of a reinsurance agreement covering the years 1989 through 1993. All fixed maturity and equity investments are classified as "available for sale" and reported at fair value, with the unrealized gain or loss, net of tax, reported in a separate component of stockholders' equity. Since December 31, 1995, the market value of the Company's fixed-income and equity investments decreased approximately $8.6 million. In 1995, Trenwick's investments and cash increased by $101.9 million or approximately 18% when compared to 1994. That increase resulted principally from cash provided by operations and the increase in the unrealized appreciation of its fixed-income and equity portfolio, reduced by dividends paid to stockholders.

The average maturity of fixed maturity investments at December 31, 1996 was 6.0 years compared to 5.6 years at December 31, 1995. During 1996, the proceeds from sales and maturities of taxable and tax-exempt securities of $93.1 million, together with cash provided by operations, were invested primarily in taxable securities consisting of mortgage-backed securities of $41 million, asset-backed securities of $24 million, U.S. government securities of $18 million, preferred stock of $12 million and corporate bonds of $5 million. The proceeds were also used to invest in $87 million of tax-exempt securities. Fixed-income securities were invested in the average maturity range of between two to fifteen years. During 1995, the proceeds from sales and maturities of taxable and tax-exempt securities of $99.5 million, together with cash provided by operations, were invested primarily in taxable securities consisting of mortgage-backed securities of $44 million, asset-backed securities of $28 million and corporate bonds of $10 million. The proceeds were also used to invest in $78 million of tax-exempt securities.

The Company's investment policy requires that certain fixed-income investments be maintained in an amount equal to the discounted present value of net reinsurance liabilities. The policy also requires that additional fixed-income investments be maintained in an amount equal to approximately 10 percent of total reserve liabilities to ensure adequate liquidity in the event of a significant change in estimated payments. At December 31, 1996, the fixed-income investments held under this policy had the same average maturity of approximately 4.1 years as that established for such liabilities.

LIQUIDITY AND CAPITAL RESOURCES

Trenwick is a holding company whose principal asset is its investment in the common stock of Trenwick America Re. As a holding company, Trenwick's principal source of funds consists of permissible dividends and tax allocation payments from Trenwick America Re and investment income on Trenwick's fixed-income portfolio. Trenwick's principal uses of cash are dividends to its stockholders and servicing its debt obligations. Trenwick America Re receives cash from premiums, investment income and proceeds from sales and maturities of portfolio investments and utilizes cash to pay claims, purchase its own reinsurance protections, meet operating and capital expenses and purchase fixed-income and equity securities.

Cash provided by operating activities of $110.5 million in 1996 increased approximately 64% as compared to $67.4 million in 1995. In 1996, Trenwick agreed to commute an aggregate excess of loss retrocessional agreement covering the years 1989 through 1993. As a result of the commutation, Trenwick received a total consideration of $29.7 million representing outstanding reserves of approximately the same amount. The commutation was recorded in 1996 as a paid loss recovery. In addition, cash provided by operating activities in 1996 also increased as a result of an overall increase in premium writings. In 1995, cash provided by operating activities increased by 11% from $60.8 million in 1994. The increases in cash provided by operating activities in 1994 and 1995 are attributable to increases in net premium writings. As evidenced by the increase over the last three years, Trenwick expects that its cash provided by operating activities will be sufficient to meet its operating and financing requirements in 1997 and its longer term operating needs.

At December 31, 1996, Trenwick's investments and cash of $754.2 million exceeded total liabilities, including gross reserves for claims and claims expenses of $467.2 million, by $99.2 million, compared to $73.6 million and $12.8 million at December 31, 1995 and 1994, respectively.

At December 31, 1996, 1995 and 1994, Trenwick's net book value amounted to $265.8 million, $240.8 million and $188.2 million, respectively. Trenwick maintains a portion of its investment portfolio in cash equivalents which are available in the event of unanticipated changes in cash requirements. At December 31, 1996, Trenwick's investments consisted principally of fixed-income securities, 92% of which are rated Aa or better. Trenwick's general policy is to hold these securities to maturity. However, there may be business reasons which would cause all or a portion of these securities to be made available for sale prior to maturity; therefore, Trenwick records these investments at fair value, with market value fluctuations reflected in stockholders' equity, net of tax (see Note 1 to Consolidated Financial Statements).

The ratio of net premiums written to surplus, the "surplus ratio," relates to the amount of risk to which an insurer's or reinsurer's statutory capital is exposed, as measured by the amount of premiums written in relation to such surplus. Property and casualty reinsurance companies currently have a surplus ratio of approximately 0.7:1. Trenwick America Re's surplus ratios for both 1996 and 1995 were 0.8:1 and 0.6:1 for 1994, respectively. Accordingly, Trenwick has sufficient surplus capacity to write additional business without significantly exceeding the industry average.

Trenwick purchases reinsurance to reduce its exposure to catastrophe claims and the frequency and severity of claims in all lines of business. In 1996, Trenwick's reinsurance treaties consisted principally of an excess of loss treaty for its facultative casualty business and two property catastrophe reinsurance treaties. In addition, Trenwick purchased an annual aggregate excess of loss ratio treaty for casualty business effective January 1, 1996. These coverages were renewed effective January 1, 1997.

REGULATORY MATTERS

The National Association of Insurance Commissioners (NAIC) has adopted Risk-Based Capital (RBC) requirements for property and casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that supplement the system of low fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio of the enterprise's regulatory total adjusted capital to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specific corrective action. The ratios of Total Adjusted Capital to Authorized Control Level RBC for Trenwick America Re exceeded all the RBC trigger points at December 31, 1996. Trenwick believes its capital will continue to exceed these RBC capital and surplus requirements for the foreseeable future.

Under Connecticut insurance laws and regulations, the maximum amount of shareholder dividends or other distributions that Trenwick America Re may declare or pay to Trenwick within any twelve month period, without the permission of the Connecticut Insurance Commissioner, is limited to the greater of 10% of policyholder surplus at December 31 of the preceding year, or 100% of net income excluding realized capital gains, for the twelve month period ending December 31 of the preceding year, both determined in accordance with statutory accounting practices. For the purpose of computing the limitation, carryforward provisions apply with respect to net income realized in the two previous calendar years which has not already been paid out as dividends. The maximum amount of dividends which could be paid by Trenwick America Re in 1997 without regulatory approval would be $62,901,000.

SUBSEQUENT EVENT

In January 1997, the Company made a private offering of $110 million in 8.82% Subordinated Capital Income Securities ("Capital Securities") through Trenwick Capital Trust I, a Delaware statutory business trust. In connection with this offering, the Company called for redemption all $103.5 million aggregate principal amount of the Company's 6% convertible debentures due December 15, 1999 on February 20, 1997, at a redemption price of 102.57% principal amount plus accrued interest to the redemption date. As a result of the redemption call, $45,819,000 principal amount were redeemed and $57,681,000 principal amount were converted into an aggregate of 1,189,284 shares of the Company's common stock, par value $.10 per share. The remaining net proceeds from the offering of the Capital Securities will be used for general corporate purposes, which may include investments in and advances to subsidiaries, the financing of growth and expansion, the financing of possible future acquisitions and other corporate purposes.

REPORT OF INDEPENDENT ACCOUNTANTS

[LETTERHEAD PRICE WATERHOUSE LLP]

To the Board of Directors
and Stockholders of
Trenwick Group Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Trenwick Group Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PRICE WATERHOUSE LLP

New York, New York
January 27, 1997, except for Note 13,
which is as of February 20, 1997

                           TRENWICK GROUP INC.
                           CONSOLIDATED BALANCE SHEET



December 31,                                                  1996        1995
--------------------------------------------------------  --------  ----------
(dollars in thousands)

ASSETS
--------------------------------------------------------  --------  ----------
Fixed maturity investments available for sale at
  fair value (amortized cost: $700,476 and $609,751)      $713,998    $633,525
--------------------------------------------------------  --------  ----------
Equity securities available for sale at fair value
  (cost: $21,346 and $10,507)                               25,959      13,419
--------------------------------------------------------  --------  ----------
Cash and cash equivalents                                   14,253       6,760
--------------------------------------------------------  --------  ----------
Total investments and cash                                 754,210     653,704
--------------------------------------------------------  --------  ----------
Accrued investment income                                   10,386      10,198
--------------------------------------------------------  --------  ----------
Receivables from ceding insurers                            62,689      48,979
--------------------------------------------------------  --------  ----------
Reinsurance recoverable balances, net                       47,772      68,449
--------------------------------------------------------  --------  ----------
Deferred policy acquisition costs                           21,805      16,725
--------------------------------------------------------  --------  ----------
Net deferred income taxes                                   20,231      13,585
--------------------------------------------------------  --------  ----------
Other assets                                                 3,711       9,290
--------------------------------------------------------  --------  ----------
Total assets                                              $920,804    $820,930
--------------------------------------------------------  --------  ----------



December 31,                                                  1996        1995
--------------------------------------------------------  --------  ----------
(dollars in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------  --------  ----------
LIABILITIES
--------------------------------------------------------  --------  ----------
Unpaid claims and claims expenses                         $467,177    $411,874
--------------------------------------------------------  --------  ----------
Unearned premium income                                     71,448      56,050
--------------------------------------------------------  --------  ----------
Convertible debentures                                     103,500     103,500
--------------------------------------------------------  --------  ----------
Other liabilities                                           12,926       8,730
--------------------------------------------------------  --------  ----------
Total liabilities                                          655,051     580,154
--------------------------------------------------------  --------  ----------

STOCKHOLDERS' EQUITY
--------------------------------------------------------  --------  ----------
Preferred stock, $.10 par value,
  1,000,000 shares authorized; none outstanding                 --          --
--------------------------------------------------------  --------  ----------
Common stock, $.10 par value, 15,000,000 shares
  authorized; 6,725,217 and 6,590,411 shares outstanding       673         659
--------------------------------------------------------  --------  ----------
Additional paid-in capital                                  94,759      89,920
--------------------------------------------------------  --------  ----------
Retained earnings                                          159,512     133,949
--------------------------------------------------------  --------  ----------
Net unrealized appreciation of investments
  available for sale, net of income taxes                   11,789      17,346
--------------------------------------------------------  --------  ----------
Deferred compensation under stock award plan                  (980)     (1,098)
--------------------------------------------------------  --------  ----------
Total stockholders' equity                                 265,753     240,776
--------------------------------------------------------  --------  ----------
Total liabilities and stockholders' equity                $920,804    $820,930
--------------------------------------------------------  --------  ----------

The accompanying notes are an integral part of these statements.

                     TRENWICK GROUP INC.
                     CONSOLIDATED STATEMENT OF INCOME


Year ended December 31,                             1996       1995       1994
---------------------------------------------   --------   --------   --------
(in thousands except per share data)

Revenues
---------------------------------------------   --------   --------   --------
Net premiums earned                             $211,069   $177,394   $132,683
---------------------------------------------   --------   --------   --------
Net investment income                             41,226     36,828     33,932
------------------------------------------------------------------------------
Net realized investment gains (losses)               299        368       (196)
------------------------------------------------------------------------------
Total revenues                                   252,594    214,590    166,419
---------------------------------------------   --------   --------   --------
Expenses
---------------------------------------------   --------   --------   --------
Claims and claims expenses incurred              129,316    113,068     92,840
---------------------------------------------   --------   --------   --------
Policy acquisition costs                          58,757     44,024     33,799
---------------------------------------------   --------   --------   --------
Underwriting expenses                             14,190     12,589     10,276
------------------------------------------------------------------------------
Interest expense                                   6,503      6,496      6,469
---------------------------------------------   --------   --------   --------
Total expenses                                   208,766    176,177    143,384
---------------------------------------------   --------   --------   --------
Income before income taxes                        43,828     38,413     23,035
---------------------------------------------   --------   --------   --------
Income taxes                                       9,980      8,572      2,753
---------------------------------------------   --------   --------   --------
Net income                                      $ 33,848   $ 29,841   $ 20,282
---------------------------------------------   --------   --------   --------
Primary earnings per share                         $4.95      $4.44      $3.04
---------------------------------------------   --------   --------   --------
Weighted average shares outstanding                6,832      6,723      6,670
---------------------------------------------   --------   --------   --------
Fully diluted earnings per share
  (assuming conversion of dilutive
  convertible debentures)                          $4.25      $3.80      $2.78
---------------------------------------------   --------   --------   --------
Weighted average shares outstanding                8,966      8,960      8,847
---------------------------------------------   --------   --------   --------
Dividends per common share                         $1.24      $1.12      $1.00
---------------------------------------------   --------   --------   --------

The accompanying notes are an integral part of these statements.

                              TRENWICK GROUP INC.
                       CONSOLIDATED STATEMENT OF CHANGES
                            IN STOCKHOLDERS' EQUITY


Year ended December 31,                                             1996            1995            1994
----------------------------------------------------            --------        --------        --------
(dollars in thousands)

Stockholders' equity, beginning of year                         $240,776        $188,213        $206,763
----------------------------------------------------            --------        --------        --------
COMMON STOCK, $.10 PAR VALUE, AND ADDITIONAL
  PAID-IN CAPITAL
----------------------------------------------------            --------        --------        --------
Exercise of employer stock options
  (147,352, 132,040 and 49,050 shares)                             4,001           1,657             759
----------------------------------------------------            --------        --------        --------
Income tax benefits from additional compensation
  deductions allowable for income tax purposes                     1,467             987             142
----------------------------------------------------            --------        --------        --------
Restricted common stock awarded
  (10,020, 21,304 and 4,871 shares)                                  507             933             168
----------------------------------------------------            --------        --------        --------
Restricted common stock awards cancelled
  (2,100 and 2,359 shares)                                           (91)             --             (76)
----------------------------------------------------            --------        --------        --------
Common stock purchased and retired
  (20,466, 3,056 and 194,233 shares)                              (1,031)           (134)         (6,590)
----------------------------------------------------            --------        --------        --------
RETAINED EARNINGS
----------------------------------------------------            --------        --------        --------
Net income                                                        33,848          29,841          20,282
----------------------------------------------------            --------        --------        --------
Cash dividends                                                    (8,285)         (7,287)         (6,463)
----------------------------------------------------            --------        --------        --------
NET UNREALIZED APPRECIATION OF INVESTMENTS
  AVAILABLE FOR SALE
----------------------------------------------------            --------        --------        --------
Change in unrealized appreciation                                 (8,551)         41,487         (41,558)
----------------------------------------------------            --------        --------        --------
Change in applicable deferred income taxes                         2,994         (14,519)         14,545
----------------------------------------------------            --------        --------        --------
DEFERRED COMPENSATION UNDER STOCK AWARD PLAN
----------------------------------------------------            --------        --------        --------
Restricted common stock awarded                                     (507)           (933)           (168)
----------------------------------------------------            --------        --------        --------
Restricted common stock awards cancelled                              91              --              76
----------------------------------------------------            --------        --------        --------
Compensation expense recognized                                      534             531             333
----------------------------------------------------            --------        --------        --------
Stockholders' equity, end of year                               $265,753        $240,776        $188,213
----------------------------------------------------            --------        --------        --------

The accompanying notes are an integral part of these statements.

                              TRENWICK GROUP INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS



Year ended December 31,                                      1996                 1995                   1994
----------------------------------------------------       --------             --------               --------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
----------------------------------------------------       --------             --------               --------
Premiums collected                                         $171,017             $144,996               $117,360
----------------------------------------------------       --------             --------               --------
Ceded premiums paid                                          (6,254)              (7,908)                (5,440)
----------------------------------------------------       --------             --------               --------
Claims and claims expenses paid                            (102,759)             (89,487)               (79,216)
----------------------------------------------------       --------             --------               --------
Claims and claims expenses recovered                         34,156                7,942                 11,972
----------------------------------------------------       --------             --------               --------
Underwriting expenses paid                                  (12,765)             (11,008)                (8,381)
----------------------------------------------------       --------             --------               --------
Cash provided by underwriting activities                     83,395               44,535                 36,295
----------------------------------------------------       --------             --------               --------
Net investment income received                               42,654               38,829                 33,952
----------------------------------------------------       --------             --------               --------
Interest and other expenses paid                             (6,190)              (6,239)                (6,231)
----------------------------------------------------       --------             --------               --------
Income taxes paid                                            (9,381)              (9,681)                (3,194)
----------------------------------------------------       --------             --------               --------
Cash provided by operating activities                       110,478               67,444                 60,822
----------------------------------------------------       --------             --------               --------
CASH FLOWS FOR INVESTING ACTIVITIES
----------------------------------------------------       --------             --------               --------
Purchases of fixed maturity investments                    (177,611)            (163,262)              (192,962)
----------------------------------------------------       --------             --------               --------
Sales of fixed maturity investments                          22,460               43,859                 87,090
----------------------------------------------------       --------             --------               --------
Maturities of fixed maturity investments                     62,983               55,600                 70,967
----------------------------------------------------       --------             --------               --------
Purchases of equity securities                              (12,529)                (326)               (10,181)
----------------------------------------------------       --------             --------               --------
Sales of equity securities                                    7,638                   37                     60
----------------------------------------------------       --------             --------               --------
Additions to premises and equipment                            (611)                (612)                  (123)
----------------------------------------------------       --------             --------               --------
Cash used for investing activities                          (97,670)             (64,704)               (45,149)
----------------------------------------------------       --------             --------               --------
CASH FLOWS FOR FINANCING ACTIVITIES
----------------------------------------------------       --------             --------               --------
Issuance of common stock                                      4,001                1,657                    759
----------------------------------------------------       --------             --------               --------
Repurchase of common stock                                   (1,031)                (134)                (6,590)
----------------------------------------------------       --------             --------               --------
Dividends paid                                               (8,285)              (7,287)                (6,463)
----------------------------------------------------       --------             --------               --------
Cash used for financing activities                           (5,315)              (5,764)               (12,294)
----------------------------------------------------       --------             --------               --------
Change in cash and cash equivalents                           7,493               (3,024)                 3,379
----------------------------------------------------       --------             --------               --------
Cash and cash equivalents, beginning of year                  6,760                9,784                  6,405
----------------------------------------------------       --------             --------               --------
Cash and cash equivalents, end of year                     $ 14,253             $  6,760               $  9,784
----------------------------------------------------       --------             --------               --------


The accompanying notes are an integral part of these statements.

TRENWICK GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of Trenwick Group Inc. (Trenwick) and its subsidiaries. Trenwick's principal subsidiary, Trenwick America Reinsurance Corporation (Trenwick America Re), underwrites reinsurance.

INVESTMENTS AND CASH EQUIVALENTS

The Company has classified all of its fixed maturity investments and equity securities as "Available for sale" and reported them at fair value with net unrealized gains and losses included in stockholders' equity, net of related deferred income taxes. The fair value of fixed maturity investments and equity securities is estimated using quoted market prices or broker dealer quotes. Cash equivalents represent investments with maturities at date of purchase of three months or less and are carried at cost which approximates fair value.

Realized gains or losses on disposition of investments are determined on the basis of the specific identification method. Investment income consisting of dividends and interest, net of investment expenses, is recognized in income when earned. The amortization of premiums and accretion of discount for fixed maturity investments is computed utilizing the interest method. Structured securities, anticipated prepayments and expected maturities are used in applying the interest method. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security and that adjustment is included in net investment income.

REVENUES

Insurance premiums are earned on a pro rata basis over the related contract period, which is generally one year. Unearned premium income represents the portion of premiums applicable to the unexpired portion of premium coverage with renewal dates later than year end. Premiums on contracts are accrued on an estimated basis throughout the term of such contracts. These estimates may change in the near term.

POLICY ACQUISITION COSTS

Policy acquisition costs are stated net of policy acquisition costs ceded and consist of commissions and brokerage expenses incurred at policy or contract issue date. These costs vary with, and are primarily related to, the acquisition of business and are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts after allowing for anticipated investment income.

RESERVE FOR UNPAID CLAIMS AND CLAIMS EXPENSES

Claims are recorded as incurred so as to match such costs with premiums over the contract periods. The amount provided for unpaid claims consists of any unpaid reported claims and estimates for incurred but not reported claims, net of salvage and subrogation. The estimates for claims incurred but not reported were developed based on Trenwick's historical claims experience and an actuarial evaluation of expected claims experience. Insurance liabilities are necessarily based on estimates and the ultimate liability may vary from such estimates. Any adjustments to these estimates are reflected in income when known.

INCOME TAXES

Income taxes are provided based on income reported in the financial statements. Deferred income taxes are provided based on an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

Trenwick grants stock options for a fixed number of common shares to employees with an exercise price equal to the market value of the shares at the date of grant. A newly adopted accounting standard, "Accounting for Stock-Based Compensation," supersedes the previous opinion and establishes a fair value based method of accounting for stock-based compensation plans. However, it permits an entity to continue to apply the accounting provisions of the previous opinion and make pro forma disclosures of net income and earnings per share, as if the fair market value based method had been applied. Trenwick continues to account for the stock option grants in accordance with the previous opinion, and accordingly, recognizes no compensation expense for the stock option grants.

The effect of applying the new standard's fair value method to Trenwick's stock option awards results in pro forma net income and earnings per share that are not materially different from amounts reported.

EARNINGS PER SHARE

Primary earnings per share are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Primary weighted average shares outstanding are adjusted to reflect as outstanding, throughout each year presented, common stock equivalents pursuant to the assumed exercise of stock options. Fully diluted earnings per share are computed based on the assumption that the convertible debentures are converted into common shares.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are recorded at cost and are amortized or depreciated using the straight-line method over their useful lives, which range from three to ten years.

DEBT ISSUANCE COSTS

Debt issuance costs associated with the issuance of convertible debentures are being amortized over the term of the related debt using the interest method. Unamortized costs applicable to debentures converting to common stock will be charged to stockholders' equity at the time of any conversion.

The fair value and amortized cost of fixed maturity investments at December 31, 1996 and 1995 are as follows:

                                            1996                         1995
------------------       --------      ---------       -------      ---------
                             FAIR      AMORTIZED           FAIR     AMORTIZED
(in thousands)              VALUE           COST          VALUE          COST
------------------       --------       --------       --------       --------
U.S. Treasury
  securities and
  obligations of
  U.S. government
  corporations
  and agencies           $ 91,702       $ 90,421       $ 97,502       $ 94,024
                         --------       --------       --------       --------
Obligations of
  states and
  political
  subdivisions            367,029        360,201        318,590        308,909
                         --------       --------       --------       --------
Mortgage-backed
  and asset-backed
  securities              211,228        206,774        176,642        168,119
                         --------       --------       --------       --------
Debt securities
  issued by for-
  eign governments          3,227          3,156          3,347          3,199
                         --------       --------       --------       --------
Public utilities            2,918          2,803          2,970          2,775
                         --------       --------       --------       --------
Corporate
  securities               37,774         37,001         33,994         32,245
                         --------       --------       --------       --------
Short-term
  securities                  120            120            480            480
                         --------       --------       --------       --------
Total fixed matur-
  ity investments        $713,998       $700,476       $633,525       $609,751
                         --------       --------       --------       --------

The fair value and amortized cost of fixed maturity investments at December 31, 1996 are shown on the following page by contractual or expected maturity periods. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. The maturities for mortgage-backed and asset-backed securities are calculated using expected maturity dates, adjusted for anticipated prepayments.

                                                FAIR       AMORTIZED
(in thousands)                                 VALUE            COST
                                             --------       --------
Due in one year or less                      $ 64,268       $ 63,899
                                             --------       --------
Due after one year through five years         314,690        308,687
                                             --------       --------
Due after five years through ten years        273,802        266,533
                                             --------       --------
Due after ten years                            61,238         61,357
                                             --------       --------
Total fixed maturity investments             $713,998       $700,476
                                             --------       --------

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS

During the twelve months ended December 31, 1996, all investments were income producing. The components of net investment income for the years ended December 31 are as follows:

(in thousands)                       1996            1995            1994
                                 --------        --------        --------
Fixed maturity investments       $ 41,332        $ 37,219        $ 34,538
                                 --------        --------        --------
Equity securities                     393             289             122
                                 --------        --------        --------
Cash and cash equivalents             719             621             628
                                 --------        --------        --------
Gross investment income            42,444          38,129          35,288
                                 --------        --------        --------
Investment expenses                (1,218)         (1,301)         (1,356)
                                 --------        --------        --------
Net investment income            $ 41,226        $ 36,828        $ 33,932
                                 --------        --------        --------

Net realized gains (losses) on sales of investments are as follows:

(in thousands)                      1996           1995           1994
                                 -------        -------        -------
FIXED MATURITY INVESTMENTS
Gross realized gains             $   137        $   605        $ 2,006
                                 -------        -------        -------
Gross realized losses                 (1)          (274)        (2,262)
                                 -------        -------        -------
EQUITY SECURITIES
Gross realized gains                 862             37             60
                                 -------        -------        -------
Gross realized losses               (699)            --             --
                                 -------        -------        -------
Net realized investment
   gains (losses)                $   299        $   368        $  (196)
                                 -------        -------        -------

UNREALIZED GAINS (LOSSES) ON FIXED MATURITY INVESTMENTS AND EQUITY SECURITIES At December 31, 1996 and 1995, unrealized gains and losses are as follows:

(in thousands)                             1996                         1995
--------------            ---------------------       ----------------------
                           GAINS         LOSSES          GAINS        LOSSES
                          -------       -------        -------       -------
U.S. Treasury
   securities and
   obligations of
   U.S. government
   corporations
   and agencies           $ 1,319       $   (38)       $ 3,478       $    --
                          -------       -------        -------       -------
Obligations of
   states and
   political
   subdivisions             7,173          (345)         9,848          (167
                          -------       -------        -------       -------
Mortgage-backed
   and asset-backed
   securities               4,958          (504)         8,523            --
                          -------       -------        -------       -------
Debt securities
   issued by for-
   eign governments            71            --            148            --
                          -------       -------        -------       -------
Public utilities              115            --            195            --
                          -------       -------        -------       -------
Corporate
  securities                  775            (2)         1,749            --
                          -------       -------        -------       -------
Total fixed matur-
  ity investments         $14,411       $  (889)       $23,941       $  (167)
                          -------       -------        -------       -------
Equity securities         $ 4,616       $    (3)       $ 2,912            --
                          -------       -------        -------       -------

NET UNREALIZED APPRECIATION OF INVESTMENTS AVAILABLE FOR SALE

The components of the net unrealized appreciation of investments available for sale at December 31, 1996 and 1995 are as follows:

(in thousands)                             1996            1995
                                       --------        --------
Unrealized appreciation of
   fixed maturity investments          $ 13,522        $ 23,774
                                       --------        --------
Unrealized appreciation of
   equity securities                      4,613           2,912
                                       --------        --------
Unrealized appreciation
   of investments                        18,135          26,686
                                       --------        --------
Deferred income taxes                    (6,346)         (9,340)
                                       --------        --------
Net unrealized appreciation
   of investments available
   for sale, net of income taxes       $ 11,789        $ 17,346
                                       --------        --------

INVESTMENTS HELD AS COLLATERAL OR ON DEPOSIT

Fixed maturity investments with a carrying value of $104,271,000 are being held in trust as collateral for certain reinsurance obligations. In addition, investments with a carrying value of $7,225,000 at December 31, 1996 were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

NOTE 3 REINSURANCE ACTIVITY AND RESERVE FOR UNPAID CLAIMS AND CLAIMS EXPENSES

REINSURANCE ACTIVITY

Trenwick's subsidiary, Trenwick America Re, primarily provides reinsurance to insurers of property and casualty risks in the United States. Trenwick America Re generally obtains all of its business through brokers and reinsurance intermediaries which seek its participation on reinsurance being placed for their customers. Trenwick America Re writes both treaty and facultative reinsurance both on an excess of loss and quota share basis. In underwriting reinsurance, Trenwick America Re does not target types of clients, classes of business or types of reinsurance. Rather, it selects transactions based upon the quality of the reinsured, the attractiveness of the reinsured's insurance rates and policy conditions and the adequacy of the proposed reinsurance terms.

Trenwick America Re obtained approximately 62% of its gross written premiums from three brokers in 1996 and 1995, and 57% from three brokers in 1994. Trenwick America Re's concentration of business through a small number of sources is consistent with the concentration of the property and casualty broker reinsurance market, in which a majority of the business is written through the top ten largest brokers in the reinsurance industry. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on the business and operations of Trenwick America Re. Trenwick does not believe, however, that the loss of such business would have a long-term adverse effect because of Trenwick's competitive position within the broker reinsurance market and the availability of business from other brokers. In 1996, Trenwick America Re obtained approximately 15%, 12% and 10% of its gross written premiums from three ceding companies. In 1995, Trenwick America Re obtained approximately 19%, 11% and 9% of its gross written premiums from three ceding companies and in 1994, approximately 14% and 12% of Trenwick America Re's gross written premiums were obtained from two ceding companies.

Included in receivables from ceding insurers at December 31, 1996 and 1995 are accrued premiums of approximately $59,070,000 and $38,794,000, respectively, which have estimated payment dates ranging from 1996 to 2001. Premium payment dates are estimated using the anticipated payout pattern of claims which result in the additional premium due from ceding companies. The fair value of the accrued premiums for 1996 and 1995 is approximately $57,300,000 and $37,400,000, respectively, which is estimated using cash flows discounted at an interest rate of 5%.

The effects of reinsurance on premiums written, premiums earned and claims and claims expenses incurred for the three years ended December 31 are as follows:

(in thousands)                       1996             1995             1994
                                ---------        ---------        ---------
Assumed premiums written        $ 247,358        $ 214,336        $ 153,834
                                ---------        ---------        ---------
Ceded premiums written            (20,994)         (17,174)         (14,199)
                                ---------        ---------        ---------
Net premiums written            $ 226,364        $ 197,162        $ 139,635
                                ---------        ---------        ---------

Assumed premiums earned         $ 231,960        $ 194,592        $ 147,129
                                ---------        ---------        ---------
Ceded premiums earned             (20,891)         (17,198)         (14,446)
                                ---------        ---------        ---------
Net premiums earned             $ 211,069        $ 177,394        $ 132,683
                                ---------        ---------        ---------

Assumed claims and claims
   expenses incurred            $ 156,819        $ 111,351        $ 114,340
                                ---------        ---------        ---------
Ceded claims and claims
   expenses incurred              (27,503)           1,717          (21,500)
                                ---------        ---------        ---------
Net claims and claims
   expenses incurred            $ 129,316        $ 113,068        $  92,840
                                ---------        ---------        ---------

UNPAID CLAIMS AND CLAIMS EXPENSES

The following table presents an analysis of gross and net unpaid claims and claims expenses and a reconciliation of beginning and ending net unpaid claims and claims expense balances for 1996, 1995 and 1994. The gross unpaid claims and claims expense balances at December 31, 1996 and 1995 are reflected in Trenwick's consolidated balance sheet. The net unpaid claims and claims expense balances are stated on a net basis after deductions for reinsurance recoverable on unpaid claims and claims expenses from retrocessionaires.

Activity in the reserve for unpaid claims and claims expenses, net of reinsurance recoverable, for the years ended December 31 is summarized below:

(in thousands)                         1996             1995             1994
                                  ---------        ---------        ---------
Reserve for unpaid claims
   and claims expenses, net
   of related reinsurance
   recoverable, at
   beginning of year              $ 327,001        $ 294,008        $ 268,091
                                  ---------        ---------        ---------

Provision for claims and
   claims expenses, net of
   reinsurance
                                  ---------        ---------        ---------
For claims incurred in
   the current year                 133,755          115,133           93,287
                                  ---------        ---------        ---------
For claims incurred in
   prior years                       (4,439)          (2,065)            (447)
                                  ---------        ---------        ---------
Subtotal                            129,316          113,068           92,840
                                  ---------        ---------        ---------

Payments for claims and
   claims expenses, net of
   reinsurance
                                  ---------        ---------        ---------
For claims incurred in
   the current year                 (22,570)         (18,271)         (14,623)
                                  ---------        ---------        ---------
For claims incurred in
   prior years                      (46,860)         (61,804)         (52,300)
                                  ---------        ---------        ---------
Subtotal                            (69,430)         (80,075)         (66,923)
                                  ---------        ---------        ---------

Reserve for unpaid claims
   and claims expenses, net
   of related reinsurance
   recoverable, at end
   of year                          386,887          327,001          294,008
                                  ---------        ---------        ---------
Reinsurance recoverable on
   unpaid claims and claims
   expenses, at end of year          80,290           84,873           95,290
                                  ---------        ---------        ---------
Reserve for unpaid claims
   and claims expenses,
   gross of reinsurance
   recoverable on unpaid
   claims, at end of year         $ 467,177        $ 411,874        $ 389,298
                                  ---------        ---------        ---------

In 1996, 1995 and 1994, Trenwick recorded a decrease of $4,439,000, $2,065,000 and $447,000, respectively, in estimates for claims occurring in prior accident years. The reduction over the last three years primarily reflects the favorable development of Trenwick's casualty business written between accident years 1987 and 1992 partially offset by unfavorable development in accident years 1993 through 1995.

EXPOSURE TO ENVIRONMENTAL CLAIMS

Trenwick's exposure to environmental claims, including asbestos and pollution liability, is primarily associated with its participation in business written by its predecessor company between 1978 and 1983. Exposure to environmental claims on Trenwick's business written since 1983 is generally limited by exclusions on its own reinsurance contracts and also by exclusions on policies issued by ceding companies. Casualty business written in 1983 and prior is not material to Trenwick's overall book of business. As of December 31, 1996, outstanding claims including incurred but not reported claims for environmental liability were approximately $9.2 million, approximately 2% of Trenwick's total net outstanding reserves. Under Trenwick's current interpretation of policy language, management does not believe that it has a material exposure to environmental claims that requires additional reserves beyond its current estimates.

Inflation raises the cost of economic losses and noneconomic damages covered by insurance contracts and therefore is a factor in determining effective rates of reinsurance. The methods used by Trenwick to estimate individual case reserves and reserves for claims incurred but not yet reported implicitly incorporate the effects of inflation in the projection of ultimate losses.

Due to the inherent uncertainties of estimating insurance company claim reserves, actual claims and claims expenses may deviate, perhaps substantially, from estimates of Trenwick's reserves reflected in Trenwick's consolidated financial statements. Trenwick's management believes that its claim reserve methods are reasonable and prudent and that Trenwick's reserve for claims and claims expenses at December 31, 1996 are adequate.

REINSURANCE RECOVERABLE
The components of reinsurance recoverable balances net on the balance sheet at December 31 are as follows:

(in thousands)                              1996            1995
                                        --------        --------
Paid claims                             $  1,505        $  2,978
                                        --------        --------
Unpaid claims and claims expenses         80,290          84,873
                                        --------        --------
Funds held liability                     (33,353)        (18,323)
                                        --------        --------
Reinsurance balances payable                (670)         (1,079)
                                        --------        --------
Reinsurance recoverable
   balances, net                        $ 47,772        $ 68,449
                                        --------        --------

Trenwick America Re purchases reinsurance to reduce its exposure to catastrophe losses and the frequency of large losses in all lines of business. Trenwick America Re, however, remains liable in the event that its retrocessionaires do not meet their contractual obligations.

At December 31, 1996, letters of credit in the amount of $2,103,000 have been arranged in favor of Trenwick America Re in respect of certain outstanding claims recoverable and the unearned portion of premiums ceded.

At December 31, 1996, approximately $50,951,000 of reinsurance recoverable on unpaid claims and claims expenses is recoverable from one reinsurer, Centre Reinsurance Company of New York. There is no prepaid reinsurance premium which relates to this reinsurer.

For the years ended December 31, 1996, 1995 and 1994, Trenwick America Re earned commissions on cessions to retrocessionaires of $29,000, $13,000 and $112,000, respectively.

NOTE 4 INCOME TAXES

Trenwick files a consolidated United States income tax return with its United States subsidiaries. The components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows:

(in thousands)                         1996            1995           1994
                                   --------        --------       --------
Current income tax provision       $ 13,633        $  7,821       $  4,635
                                   --------        --------       --------
Deferred income tax
   provision                         (3,653)            751         (1,882)
                                   --------        --------       --------
Income tax provision               $  9,980        $  8,572       $  2,753
                                   --------        --------       --------

Trenwick's effective income tax rates were 23%, 22% and 12% for the years ended December 31, 1996, 1995 and 1994, respectively. The income tax provision for each of the years presented differs from the amounts determined by applying the applicable U.S. statutory federal income tax rate of 35% to income before income taxes as a result of the following:

(in thousands)                       1996            1995            1994
                                 --------        --------        --------
Income before income taxes       $ 43,828        $ 38,413        $ 23,035
                                 --------        --------        --------
Income taxes at
   statutory rate                $ 15,340        $ 13,445        $  8,062
                                 --------        --------        --------
Effect of tax-exempt
   investment income               (5,286)         (4,963)         (5,156)
                                 --------        --------        --------
Other, net                            (74)             90            (153)
                                 --------        --------        --------
Income tax provision             $  9,980        $  8,572        $  2,753
                                 --------        --------        --------

The components of the net deferred income tax provision for the years ended December 31 are as follows:

(in thousands)                        1996           1995           1994
                                   -------        -------        -------
Discounting of unpaid
   claims                          $(4,541)       $(1,369)       $(1,073)
                                   -------        -------        -------
Unearned premium income             (1,071)        (1,384)          (522)
                                   -------        -------        -------
Policy acquisition
   costs deferred                    1,778          2,112            769
                                   -------        -------        -------
Alternative minimum taxes              (10)           908           (908)
                                   -------        -------        -------
Accretion of market discount
   on fixed maturity
   investments                         518            378             --
                                   -------        -------        -------
Other, net                            (327)           106           (148)
                                   -------        -------        -------
Total deferred income
   tax provision                   $(3,653)       $   751        $(1,882)
                                   -------        -------        -------

Deferred income tax assets (liabilities) are attributable to the following temporary differences as of December 31, 1996 and 1995:

(in thousands)                              1996            1995
                                        --------        --------
DEFERRED INCOME TAX ASSET
Discounting of unpaid claims            $ 29,237        $ 24,696
                                        --------        --------
Unearned premium income                    4,980           3,909
                                        --------        --------
Employee stock option plans                  439             209
                                        --------        --------
Alternative minimum taxes                     10              --
                                        --------        --------
Other                                        524             440
                                        --------        --------
Gross deferred income
   tax assets                             35,190          29,254
                                        --------        --------

DEFERRED INCOME TAX LIABILITY
Policy acquisition
   costs deferred                         (7,632)         (5,854)
                                        --------        --------
Unrealized appreciation of
   investments available for sale         (6,346)         (9,340)
                                        --------        --------
Accretion of market discount
   on fixed maturity investments            (896)           (378)
                                        --------        --------
Other                                        (85)            (97)
                                        --------        --------
Gross deferred income
   tax liabilities                       (14,959)        (15,669)
                                        --------        --------
Net deferred income tax assets          $ 20,231        $ 13,585
                                        --------        --------

Trenwick's management has concluded that the deferred income tax assets are more likely than not to be realized. Therefore, no valuation allowance has been provided. Estimates used in the development of the net deferred income tax assets may change in the near term.

NOTE 5 LONG-TERM DEBT AND FINANCING ARRANGEMENTS

Trenwick's $103,500,000 convertible debentures due December 15, 1999, issued at par, bear interest at 6% and are convertible, at any time prior to maturity, into shares of common stock of Trenwick at a conversion price of $48.50 per share, subject to adjustment under certain conditions. Interest on the debentures is payable on June 15 and December 15 of each year. The debentures are redeemable at any time on or after December 15, 1995, in whole or in part, at the option of Trenwick, at a redemption price of 103.43% of par, decreasing to 100% at maturity. In January 1997, Trenwick called for redemption on February 20, 1997 all then outstanding debentures at a redemption price of 102.57% of the principal amount, $106,160,000, plus accrued interest to the redemption date. See Note 13 for further disclosures with respect to the redemption of this debt.

Subject to certain limitations, Trenwick is not restricted from incurring secured or unsecured indebtedness and currently has no secured indebtedness or indebtedness senior to the debentures. As of December 31, 1996, 2,134,000 shares of Trenwick's common stock are reserved for issuance in the event of conversion of the debentures. The fair value of Trenwick's convertible debentures at December 31, 1996 and 1995 was $108,675,000 and $121,600,000, respectively, based on the quoted market prices reported by the NASDAQ National Market System.

Trenwick incurred interest expense on its long-term debt of $6,504,000, $6,486,000 and $6,469,000 for the years ended December 31, 1996, 1995 and 1994, respectively, at effective rates of approximately 6% for the years then ended.

NOTE 6 INSURANCE REGULATION

Trenwick's reinsurance subsidiary, Trenwick America Re, is domiciled in and subject to the insurance statutes of Connecticut.

During 1996, 1995 and 1994, Trenwick America Re paid dividends of $4,100,000, $9,500,000 and $9,400,000, respectively. The statutory limitation on dividends which can be paid without prior approval of the Connecticut Insurance Commissioner, applicable to Trenwick America Re, is the greater of 10% of policyholder surplus at December 31 of the preceding year or 100% of net income, not including realized capital gains, for the twelve month period ending December 31 of the preceding year, both determined in accordance with statutory accounting practices. For the purpose of computing the limitation, carryforward provisions apply with respect to net income realized in the two previous calendar years which has not already been paid out as dividends. The amount of dividends or other distributions that could be paid by Trenwick America Re without prior approval as of December 31, 1996 was $62,901,000.

The differences between GAAP and statutory accounting practices for Trenwick America Re are the treatment of acquisition costs, deferred income taxes, other deferred charges and the carrying value of fixed maturity investments. The following tables set forth a reconciliation of Trenwick America Re's net income and statutory surplus, as filed with the insurance regulatory authorities, to its net income and stockholders' equity as determined in accordance with GAAP for the years ended and as of December 31:

(in thousands)                          1996             1995             1994
                                   ---------        ---------        ---------
RECONCILIATION OF NET INCOME
Statutory net income of
   Trenwick America Re             $  29,555        $  28,060        $  19,966
                                   ---------        ---------        ---------
Change in deferred policy
   acquisition costs                   5,080            6,034            2,197
                                   ---------        ---------        ---------
Provision for net deferred
   income taxes                        3,307             (690)           1,729
                                   ---------        ---------        ---------
Other                                     (6)             (12)              19
                                   ---------        ---------        ---------
GAAP net income of
   Trenwick America Re             $  37,936        $  33,392        $  23,911
                                   ---------        ---------        ---------

                                        1996             1995             1994
                                   ---------        ---------        ---------
RECONCILIATION OF SURPLUS
Statutory capital and
   surplus of Trenwick
   America Re                      $ 286,284        $ 257,590        $ 236,056
                                   ---------        ---------        ---------
Deferred acquisition costs            21,805           16,725           10,691
                                   ---------        ---------        ---------
Unrealized appreciation
   (depreciation) of
   investments                        13,556           23,526          (13,685)
                                   ---------        ---------        ---------
Net deferred income taxes             19,365           13,144           28,027
                                   ---------        ---------        ---------
Unauthorized reinsurance               2,669            2,336            2,265
                                   ---------        ---------        ---------
Non-admitted assets                      208            2,142            1,858
                                   ---------        ---------        ---------
GAAP stockholders' equity of
   Trenwick America Re             $ 343,887        $ 315,463        $ 265,212
                                   ---------        ---------        ---------

NOTE 7 STOCK OPTIONS AND BENEFIT PLANS

STOCK OPTIONS

Trenwick has several plans through which it makes options in common stock available to Trenwick employees at the discretion of the Board of Directors. Non-employee directors receive automatic grants under a separate plan. Exercise prices are generally fixed at the market value at the date of grant. Options vest and are exercisable on various terms, usually either over a five year period or up to a ten year period. All options have an expiration date not exceeding ten years. Total authorized common stock reserved for issuance under all stock benefit plans at December 31, 1996 is 723,963. Transactions under the stock option plans are summarized as follows:

                                   1996            1995            1994
                               --------        --------        --------
NUMBER OF SHARES
Outstanding, beginning
   of year                      758,352         793,892         841,442
                               --------        --------        --------
Granted                          54,500          96,500           4,000
                               --------        --------        --------
Cancelled                       (11,370)             --          (2,500)
                               --------        --------        --------
Exercised                      (147,352)       (132,040)        (49,050)
                               --------        --------        --------
Outstanding, end of year        654,130         758,352         793,892
                               --------        --------        --------
Exercisable, end of year        225,180         340,877         435,892
                               --------        --------        --------

AVERAGE EXERCISE PRICE
Granted                        $  47.44        $  44.00        $  41.50
                               --------        --------        --------
Cancelled                         29.14              --           40.00
                               --------        --------        --------
Exercised                         27.15           12.55           15.45
                               --------        --------        --------
Outstanding, end of year          37.09           34.29           29.50
                               --------        --------        --------
Exercisable, end of year          28.18           26.10           20.73
                               --------        --------        --------

Included in the above are options granted to certain senior officers under the 1993 Stock Option Plan. The exercise and vesting of these options are accelerated if the price of Trenwick's common stock achieves certain specified levels, subject to certain conditions.

RESTRICTED COMMON STOCK AWARDS

Trenwick awarded restricted common stock to key employees, primarily under the terms of the 1989 Stock Plan. In 1996, 10,020 shares were awarded at values of $48.75 to $53.50 (approximately $507,000), which vest over five to seven years. Shares awarded in 1995 and 1994 vest over three to five years. Shares repurchased in 1996, 1995 and 1994 have been in connection with the satisfaction of employees' withholding taxes payable upon the vesting of previously awarded shares. Trenwick has recognized compensation expense of $534,000, $531,000 and $333,000 for 1996, 1995 and 1994, respectively, determined by the award value of the shares amortized over the applicable vesting period.

RETIREMENT PLANS

Trenwick has a pension plan and a 401(k) savings plan for substantially all full-time employees. Effective July 1, 1995, Trenwick contributes 8% of eligible employees' total compensation to the pension plan. Prior to this date, Trenwick contributed 4% of an eligible employees' total compensation, plus 3% of the eligible employees' total compensation above the FICA limit. No employee contributions are made to the plan. Effective January 1, 1996, Trenwick matches 100% of employees' contributions to the savings plan up to 6% of each eligible employee's total compensation. Prior to January 1, 1996, Trenwick matched 100% of employees' contributions up to the lesser of 6% of an eligible employee's total compensation or $2,000. Assets of both plans are administered by a life insurance company. Trenwick's contributions to the pension plan were $432,000, $297,000 and $235,000 for 1996, 1995 and 1994, respectively; its contributions to the savings plan were $314,000, $122,000 and $114,000 for 1996, 1995 and
1994, respectively.

NOTE 8 STOCKHOLDER RIGHTS PLAN

Trenwick has adopted a stockholder rights plan under which preferred stock purchase rights attach to all outstanding shares of Trenwick's common stock. The rights are exercisable only if a party acquires, or announces a tender offer to acquire, 20% or more of Trenwick's common stock. Each right entitles a stockholder to buy 1/100 of a share of Trenwick's Series A Junior Participating Preferred Stock for a $96 exercise price. Each 1/100 of a share of such preferred stock will have dividend and voting rights approximately equal to one share of common stock.

In the event that an acquiror accumulates 20% or more of Trenwick's common stock, all rights holders except the acquiror may purchase, for the exercise price, in lieu of the Series A Junior Participating Preferred Stock, shares of common stock of Trenwick having a market value of twice the exercise price of each right. If Trenwick is acquired in a merger or other business combination after the acquisition of 20% of Trenwick's common stock, all rights holders except the acquiror may purchase the acquiror's shares at a similar discount. Trenwick is entitled to redeem the rights for one cent each, subject to certain restrictions. Trenwick has reserved 150,000 shares of its preferred stock for possible issuance under the plan. The rights will expire on November 2, 1999.

NOTE 9 SUPPLEMENTAL CASH FLOWS INFORMATION

A reconciliation of cash provided by operations for the three years ended December 31 is as follows:

(in thousands)                          1996             1995             1994
                                   ---------        ---------        ---------
Net income                         $  33,848        $  29,841        $  20,282
                                   ---------        ---------        ---------

ADJUSTMENTS
Amortization of premiums on
   investments, net                    1,579            1,003            1,169
                                   ---------        ---------        ---------
Policy acquisition
   costs incurred, net of
   amortization                       (5,080)          (6,034)          (2,197)
                                   ---------        ---------        ---------
Provision for deferred
   income taxes                       (3,653)             750           (1,882)
                                   ---------        ---------        ---------
Net realized investment
   (gains) losses                       (299)            (368)             196
                                   ---------        ---------        ---------
Amortization of debt
   issuance costs                        295              276              259
                                   ---------        ---------        ---------
Other non-cash items, net                900              907              601
                                   ---------        ---------        ---------

(INCREASE) DECREASE IN
   ASSETS
Receivables and recoverables           6,623           (1,112)          (3,133)
                                   ---------        ---------        ---------
Other                                    (99)              72              458
                                   ---------        ---------        ---------

INCREASE (DECREASE) IN
   LIABILITIES
Unpaid claims and
   claims expenses                    55,303           22,576           34,716
                                   ---------        ---------        ---------
Unearned premium income               15,398           19,744            6,705
                                   ---------        ---------        ---------
Payables                               5,663             (211)           3,648
                                   ---------        ---------        ---------
Net cash provided by
   operating activities            $ 110,478        $  67,444        $  60,822
                                   ---------        ---------        ---------

NOTE 10 OTHER ASSETS AND LIABILITIES

Other assets comprise:

December 31,                                 1996         1995
                                           ------       ------
(in thousands)

Non-marketable equity investment,
   at fair value                           $   --       $6,300
                                           ------       ------
Deferred debt issuance costs, net
   of accumulated amortization of
   $1,075 and $780                            986        1,281
                                           ------       ------
Premises and equipment, net of
   accumulated depreciation and
   amortization of $2,373 and $2,050        1,135          889
                                           ------       ------
Prepaid reinsurance premiums                  305          202
                                           ------       ------
Funds held in escrow                          515           --
                                           ------       ------
Other                                         770          618
                                           ------       ------
Total other assets                         $3,711       $9,290
                                           ------       ------

At December 31, 1995, Trenwick owned approximately 15% of common stock of Investors Insurance Holding Corporation, a property and casualty insurer. The shares were unregistered and Trenwick did not exercise significant influence over the investment. Consequently, Trenwick accounted for its investment at fair value, which was equal to cost until substantive events occurred which could indicate a diminution or appreciation in value. During 1996, Trenwick sold its investment for $5,601,000, including $515,000 of funds held in escrow, and recognized a loss of $699,000, which is included in realized investment losses for the year 1996.

Trenwick's minimum non-cancellable office space lease commitments totalling $1,258,000 at December 31, 1996 are payable as follows: 1997 - $816,000; 1998 -
$442,000.

Total office rent expense for the years ended December 31, 1996, 1995 and 1994 was $918,000, $883,000 and $899,000, respectively.

NOTE 11 FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting literature defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties and requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. In the event that quoted market prices were not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of the amount and timing of future cash flows. These fair value estimates may vary in the near term. The following table presents in summary form the carrying amounts and estimated fair values of Trenwick's financial instruments at December 31, 1996 and 1995:


                                                           1996                     1995        Related
                                        -----------------------     --------------------       Footnote
                                        Carrying           Fair     Carrying        Fair          Cross
(in thousands)                            Amount          Value       Amount       Value      Reference
                                        --------       --------     --------    --------    -----------
ASSETS
                                        --------       --------     --------    --------    ------------

Fixed maturity investments              $713,998       $713,998     $633,525    $633,525     Notes 1 & 2
                                        --------       --------     --------    --------    ------------

Equity securities                         25,959         25,959       13,419      13,419     Notes 1 & 2
                                        --------       --------     --------    --------    ------------

Cash and cash equivalents                 14,253         14,253        6,760       6,760          Note 1
                                        --------       --------     --------    --------    ------------

Accrued premiums                          59,070         57,300       38,794      37,400          Note 3
                                        --------       --------     --------    --------    ------------

Non-marketable equity investment              --             --        6,300       6,300         Note 10
                                        --------       --------     --------    --------    ------------

Funds held in escrow                         515            515           --          --         Note 10
                                        --------       --------     --------    --------    ------------


LIABILITIES
                                        --------       --------     --------    --------    ------------

Convertible debentures                  $103,500       $108,675     $103,500    $121,600    Notes 5 & 13
                                        --------       --------     --------    --------    ------------

NOTE 12 UNAUDITED QUARTERLY FINANCIAL DATA

Summarized unaudited quarterly financial data reported by Trenwick for the years ended December 31, 1996, 1995 and 1994 are as follows:







                                        December        September          June           March
Quarter ended                                 31               30            30              31
                                        --------        ---------       -------         -------
(dollars in thousands, except per share data)

Earned premiums                 1996     $54,994          $55,008       $53,376         $47,691
                                ----    --------        ---------       -------         -------
                                1995      46,032           43,200        43,698          44,464
                                ----    --------        ---------       -------         -------
                                1994      37,677           33,137        31,693          30,176
                                ----    --------        ---------       -------         -------

Net investment income           1996      10,840           10,332        10,185           9,869
                                ----    --------        ---------       -------         -------
                                1995       9,737            9,354         9,193           8,544
                                ----    --------        ---------       -------         -------
                                1994       8,852            8,596         8,303           8,181
                                ----    --------        ---------       -------         -------

Net realized investment         1996         281              (21)          (11)             50
  gains (losses)                ----    --------        ---------       -------         -------
                                1995          87              131            52              98
                                ----    --------        ---------       -------         -------
                                1994        (181)              --          (118)            103
                                ----    --------        ---------       -------         -------

Net income                      1996       8,819            8,520         8,327           8,182
                                ----    --------        ---------       -------         -------
                                1995       8,041            7,956         7,340           6,504
                                ----    --------        ---------       -------         -------
                                1994       6,626            6,402         6,097           1,157
                                ----    --------        ---------       -------         -------

Primary earnings                1996        1.29             1.24          1.22            1.20
  per common share              ----    --------        ---------       -------         -------
                                1995        1.18             1.18          1.09             .97
                                ----    --------        ---------       -------         -------
                                1994        1.00              .96           .92             .17
                                ----    --------        ---------       -------         -------

Fully diluted earnings          1996        1.10             1.06          1.05            1.03
  per common share              ----    --------        ---------       -------         -------
                                1995        1.01             1.01           .95             .86
                                ----    --------        ---------       -------         -------
                                1994         .87              .85           .82             .17(1)
                                ----    --------        ---------       -------         -------

Dividends per common            1996         .31              .31           .31             .31
  share                         ----    --------        ---------       -------         -------
                                1995         .28              .28           .28             .28
                                ----    --------        ---------       -------         -------
                                1994         .25              .25           .25             .25
                                ----    --------        ---------       -------         -------

Common stock                    1996       53.75            54.25         53.50           56.75
  price range: high             ----    --------        ---------       -------         -------
                                1995       57.50            53.00         45.75           44.25
                                ----    --------        ---------       -------         -------
                                1994       43.88            40.50         43.75           39.50
                                ----    --------        ---------       -------         -------

Common stock                    1996       46.00            48.75         46.00           50.25
  price range: low              ----    --------        ---------       -------         -------
                                1995       49.50            42.75         41.75           40.75
                                ----    --------        ---------       -------         -------
                                1994       36.50            36.00         33.75           33.25
                                ----    --------        ---------       -------         -------

(1) The conversion of the convertible debentures into common stock was anti-dilutive at March 31, 1994.


The stock price range is based on closing prices reported by the NASDAQ National Market System.

NOTE 13 SUBSEQUENT EVENT

In January 1997, the Company made a private offering of $110,000,000 in 8.82% Subordinated Capital Income Securities due February 20, 2037 through Trenwick Capital Trust I, a Delaware statutory business trust. In connection with this offering, the Company called for redemption all $103,500,000 aggregate principal amount of the Company's 6% convertible debentures due December 15, 1999, on February 20, 1997, at a redemption price of 102.57% principal amount plus accrued interest to the redemption date. Of the $103,500,000 principal amount of debentures outstanding on that date, $45,819,000 principal amount were redeemed and $57,681,000 principal amount were converted into an aggregate of 1,189,284 shares of the Company's common stock, par value $.10 per share. The remaining net proceeds from the offering of the Capital Securities will be used for general corporate purposes, which may include investments in and advances to subsidiaries, the financing of growth and expansion, the financing of possible future acquisitions and other corporate purposes.

The following table sets forth the consolidated income statement and earnings per share data for the year ended December 31, 1996, and the pro forma income statement and earnings per share data for the year ended December 31, 1996, as adjusted to provide pro forma effect as if the conversion had been consummated at January 1, 1996. Pro forma data excludes extraordinary loss on extinguishment of debt of $1,049,000, net of tax.

                                                                AS
(in thousands except per share data)     ACTUAL           ADJUSTED
                                       ----------       ----------
Net income                             $   33,848       $   36,204
                                       ----------       ----------
Primary earnings per share             $     4.95       $     4.51
                                       ----------       ----------
Fully diluted earnings per share       $     4.25               --
                                       ----------       ----------

TRENWICK GROUP INC.
BOARD OF DIRECTORS


     [PHOTO]


Standing Left to Right:
Sargent, Dunn, Billett,
Jacobs, Gruber

Seated Left to Right:
Wilcox, Watkins, Palmberger,
Brown

(A)      Audit Committee
(C)      Compensation Committee
(E)      Executive Committee
(I)      Investment Committee
(*)      Committee Chairman


JAMES F. BILLETT, JR. (E*,I*) Chairman,
President and
Chief Executive Officer
Trenwick Group Inc.

ANTHONY S. BROWN (A)
Professor
Terry Sanford Institute
of Public Policy
Duke University

NEIL DUNN (C,E,I)
Managing Director
Voyageur International
Asset Managers Ltd

ALAN R. GRUBER (C*,E)
Chairman of the Executive
and Investment Committees;
Chairman and Chief Executive
Officer (Retired)
Orion Capital Corporation

P. ANTHONY JACOBS (C,E,I)
President and
Chief Operating Officer
Seafield Capital
Corporation

HERBERT PALMBERGER (A)
General Manager
Chubb Insurance Company
of Europe, S.A.

JOSEPH D. SARGENT (C,E)
Chairman, Treasurer and
Chief Financial Officer
Connecticut Surety
Corporation

FREDERICK D. WATKINS (A,C,E)
Executive Vice President
(Retired) Connecticut
General Corporation

STEPHEN R. WILCOX (A*,I)
President
The Wilcox Group, Inc.
OFFICERS

JAMES F. BILLETT, JR.
Chairman, President and
Chief Executive Officer

ALAN L. HUNTE
Vice President and Treasurer

JANE T. WIZNITZER
Vice President - Legal
Affairs and Secretary

TRENWICK AMERICA REINSURANCE CORPORATION
BOARD OF DIRECTORS

(E) Executive Committee
(*) Committee Chairman

JAMES F. BILLETT, JR. (E*)
Chairman, President and
Chief Executive Officer
Trenwick America
Reinsurance Corporation

STEPHEN H. BINET
Executive Vice President
Trenwick America
Reinsurance Corporation

PAUL FELDSHER
Executive Vice President
Trenwick America
Reinsurance Corporation

ROBERT A. GIAMBO
Executive Vice President
and Chief Actuary
Trenwick America
Reinsurance Corporation

ALAN R. GRUBER (E)
Chairman of the Executive
and Investment Committees;
Chairman and
Chief Executive Officer
(Retired)
Orion Capital Corporation

ALAN L. HUNTE
Executive Vice President,
Chief Financial Officer
and Treasurer
Trenwick America
Reinsurance Corporation

MICHAEL F. MATHER
Senior Vice President
Trenwick America
Reinsurance Corporation

JAMES E. ROBERTS
Vice Chairman
Trenwick America
Reinsurance Corporation

FREDERICK D. WATKINS (E)
Executive Vice President
(Retired)
Connecticut General
Corporation

TRENWICK AMERICA REINSURANCE CORPORATION OFFICERS

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

JAMES F. BILLETT, JR.

VICE CHAIRMAN

JAMES E. ROBERTS

EXECUTIVE VICE PRESIDENTS

STEPHEN H. BINET
PAUL FELDSHER
ROBERT A. GIAMBO
ALAN L. HUNTE
DAVID C. SMITH

SENIOR VICE PRESIDENTS

JEFFREY A. ENGLANDER
LYNN M. HALPER
FRANCIS J. LOCKWOOD
MICHAEL F. MATHER
WILLIAM L. PIERCE
MOLLY P. SANDERS
PETER R. ZIESING

VICE PRESIDENTS

GARY W. DANIELS
KURT A. KRAUSHAAR
EUGENE R. LOCK
YVONNE M. POSTER
JOHN R. PREZZANO
JOSEPH P. SAYDLOWSKI
JOSEPH W. WALSH
JANE T. WIZNITZER

ASSISTANT VICE PRESIDENTS

MICHAEL J. BRENNAN
WILLIAM A. CAMPERLENGO
LYNN Q. S. DEMAN
MICHELLE R. DIENER
ELLEN L. HAY
JOYCE D. HESKE
DONALD R. MASSO
ANDREA S. O'HAGAN
JOHN R. SENESAC, JR.
JODEE P. SOLTES
LORI J. STALOWICZ
RICHARD R. THOMAS, III
JAMES J. WILSON, III

ASSISTANT SECRETARIES

THOMAS P. BOYLE
JOYCE P. CHIMBOLE
DONNA M. INSLEY
MAUREEN M. POIRIER
MARY BETH RAUSER
MARYBETH M. RICE

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders of the Company will be held at 10:00 a.m. local time May 22, 1997 at the Company's corporate headquarters, Metro Center, One Station Place, Stamford, Connecticut. As of February 28, 1997 there were 134 holders of record and in excess of 1,200 beneficial owners of Trenwick Group Inc. common stock.

MARKET LISTING

The common stock is listed by the NASDAQ National Market System under the ticker symbol TREN.

REGISTRAR AND TRANSFER AGENT FOR COMMON STOCK

First Chicago Trust Company of New York
14 Wall Street, Mail Suite 4680
New York, New York  10005
(201) 324-0498

10-K

A copy of the Company's 1996 Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge by writing to the Office of the Corporate Secretary, Trenwick Group Inc., Metro Center, One Station Place, Stamford, Connecticut 06902.

CORPORATE ADDRESS


Trenwick Group Inc.
Metro Center
One Station Place
Stamford, Connecticut  06902
Telephone:  (203) 353-5500
Facsimile:  (203) 353-5550





79