Form 10-K, Exhibit 13
period 1998-12-31
TRENWICK GROUP INC
filed 1999-03-31
CIK 787952

                                                                      EXHIBIT 13

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Stockholders of
Trenwick Group Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Trenwick Group Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



New York, New York
February 3, 1999

                               TRENWICK GROUP INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                     December 31,
                                                                         -----------------------------------
                                                                             1998                   1997
                                                                         -----------             -----------
                                                                                (dollars in thousands)
Assets

Securities available for sale at fair value:
 Debt securities (amortized cost: $867,552 and $788,727)                 $   893,020             $   812,314
 Equity securities (cost: $44,342 and $31,603)                                49,188                  39,163
Cash and cash equivalents                                                     63,003                  12,847
                                                                        -----------             -----------
     Total investments and cash                                            1,005,211                 864,324
Accrued investment income                                                     15,974                  10,969
Receivables from ceding insurers                                             138,550                  88,668
Reinsurance recoverable balances, net                                        140,173                  67,593
Prepaid reinsurance premiums                                                  22,632                  10,804
Deferred policy acquisition costs                                             35,261                  22,524
Net deferred income taxes                                                     14,101                  12,451
Other assets                                                                  20,359                   8,623
                                                                         -----------             -----------

     Total assets                                                        $ 1,392,261             $ 1,085,956
                                                                         ===========             ===========

Liabilities and Stockholders' Equity


Liabilities:

 Unpaid claims and claims expenses                                       $   682,428             $   518,387
 Unearned premium income                                                     152,051                  87,020
 6.70% senior notes due 2003                                                  75,000                    --
 Other liabilities                                                            24,753                  12,900
                                                                         -----------             -----------
     Total liabilities                                                       934,232                 618,307
                                                                         -----------             -----------


Company-obligated mandatorily redeemable preferred
 capital securities of subsidiary trust holding solely junior
 subordinated debentures of Trenwick Group Inc.                              110,000                 110,000
                                                                         -----------             -----------


Common stockholders' equity:
   Common stock, $.10 par value, 30,000,000 shares
     authorized; 11,051,394 and 11,951,060 shares outstanding                  1,105                   1,195
   Additional paid-in capital                                                124,180                 153,714
   Deferred compensation under stock award plan                               (2,905)                   (723)
   Retained earnings                                                         206,312                 183,218
   Accumulated other comprehensive income                                     19,337                  20,245
                                                                         -----------             -----------


     Total common stockholders' equity                                       348,029                 357,649
                                                                         -----------             -----------


     Total liabilities and stockholders' equity                          $ 1,392,261             $ 1,085,956
                                                                         ===========             ===========

The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP INC.
                      CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME

                                                                       Year Ended December 31,
                                                      -----------------------------------------------------
                                                           1998                  1997                  1996
                                                           ----                  ----                  ----
                                                               (in thousands except per share data)

Revenues:
   Net premiums earned                                $ 245,561             $ 190,156             $ 211,069
   Net investment income                                 56,316                48,402                41,226
   Net realized investment gains                          9,016                 2,304                   299
   Other income                                             421                    10                  --
                                                      ---------             ---------             ---------
       Total revenues                                   311,314               240,872               252,594
                                                      ---------             ---------             ---------

Expenses:
   Claims and claims expenses incurred                  153,135               109,554               129,316
   Policy acquisition costs                              74,197                58,549                58,757
   Underwriting expenses                                 23,828                15,425                14,190
   General and administrative expenses                    3,461                  --                    --
   Interest expense                                       3,954                   894                 6,503
   Minority interest in subsidiary trust                  9,702                 8,920                  --
                                                      ---------             ---------             ---------
       Total expenses                                   268,277               193,342               208,766
                                                      ---------             ---------             ---------


Income before income taxes and
   extraordinary item                                    43,037                47,530                43,828
Income taxes                                              8,245                11,241                 9,980
                                                      ---------             ---------             ---------
Income before extraordinary item                         34,792                36,289                33,848

Extraordinary loss on debt redemption,
   net of $558 income tax benefit                            --                (1,037)                   --
                                                      ---------             ---------             ---------
Net income                                            $  34,792             $  35,252             $  33,848
                                                      =========             =========             =========

BASIC EARNINGS PER SHARE:
Income before extraordinary item                      $    2.99             $    3.12             $    3.40
                                                      =========             =========             =========
Net income                                            $    2.99             $    3.03             $    3.40
                                                      =========             =========             =========

DILUTED EARNINGS PER SHARE:
Income before extraordinary item                      $    2.95             $    3.01             $    2.85
                                                      =========             =========             =========
Net income                                            $    2.95             $    3.01             $    2.85
                                                      =========             =========             =========

COMPREHENSIVE INCOME:

Net income                                            $  34,792             $  35,252             $  33,848
Other comprehensive income (loss):
   Unrealized investment gains (losses)                   8,183                15,316                (8,252)
   Realized investment gains included in                 (9,016)               (2,304)                 (299)
       net income
   Foreign currency translation adjustment                 (553)                 --                    --
   Income taxes applicable to other
       comprehensive income                                 478                (4,556)                2,994
                                                      ---------             ---------             ---------
       Total other comprehensive income (loss)             (908)                8,456                (5,557)
                                                      ---------             ---------             ---------
Comprehensive income                                  $  33,884             $  43,708             $  28,291
                                                      =========             =========             =========

The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              Year Ended December 31,
                                                                 ------------------------------------------------
                                                                 1998                  1997                  1996
                                                                 ----                  ----                  ----
                                                                   (dollars in thousands except per share data)

Common stockholders' equity, beginning of year              $ 357,649             $ 265,753             $ 240,776

Common stock, $.10 par value, and additional paid-in capital:

Exercise of employer stock options
   (122,195, 76,750  and 221,028 shares)                        1,536                   956                 4,001
Restricted common stock awarded
   (82,889, 9,782 and 15,030 shares)                            2,952                   327                   507
Restricted common stock awards cancelled
   (2,133 and 3,150  shares)                                     --                     (42)                  (91)
Income tax benefits from additional
   compensation deductions allowable
   for income tax purposes                                      1,321                   626                 1,467
Conversion of debentures (1,783,926 shares)                      --                  57,780                  --
Common stock purchased and retired
   (1,104,750, 5,091 and 30,699 shares)                       (35,433)                 (171)               (1,031)

Deferred compensation under stock award plan:

Restricted common stock awarded                                (2,952)                 (327)                 (507)
Restricted common stock awards cancelled                         --                      42                    91
Compensation expense recognized                                   770                   543                   534

Retained earnings:

 Net income                                                    34,792                35,252                33,848
 Cash dividends ($1.00, $.97 and $.83 per share)              (11,698)              (11,546)               (8,285)

Accumulated other comprehensive income:

Other comprehensive income (loss)                                (908)                8,456                (5,557)
                                                            ---------             ---------             ---------

Common stockholders' equity, end of year                    $ 348,029             $ 357,649             $ 265,753
                                                            =========             =========             =========

The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                    Year Ended December 31,
                                                                   -----------------------------------------------------
                                                                      1998                  1997                  1996
                                                                   ---------             ---------             ---------
                                                                                         (in thousands)

Cash flows from operating activities:
  Premiums collected                                               $ 242,620             $ 149,351             $ 171,017
  Ceded premiums paid                                                (53,643)              (10,026)               (6,254)
  Claims and claims expenses paid                                   (184,386)             (117,916)             (102,759)
  Claims and claims expenses recovered                                25,815                 2,841                34,156
  Underwriting expenses paid                                         (27,378)              (13,753)              (12,765)
                                                                   ---------             ---------             ---------

  Cash provided by underwriting activities                             3,028                10,497                83,395
  Net investment income received                                      59,443                50,469                42,654
  Other income received                                                   91                  --                    --
  General and administrative expense paid                             (3,461)                 --                    --
  Interest expense and subsidiary trust dividends paid               (12,276)               (5,364)               (6,190)
  Income taxes paid                                                   (8,956)               (8,592)               (9,381)
                                                                   ---------             ---------             ---------

  Cash provided by operating activities                               37,869                47,010               110,478
                                                                   ---------             ---------             ---------

Cash flows for investing activities:
  Purchases of debt securities                                      (537,787)             (203,554)             (177,611)
  Sales of debt securities                                           116,895                33,980                22,460
  Maturities of debt securities                                      445,800                78,770                62,983
  Purchases of equity securities                                     (11,538)              (12,967)              (12,529)
  Sales of equity securities                                          15,088                 5,009                 7,638
  Acquisition of subsidiary, net of cash acquired                    (39,799)                 --                    --
  Additions to premises and equipment                                 (4,596)                 (227)                 (611)
                                                                   ---------             ---------             ---------


  Cash used for investing activities                                 (15,937)              (98,989)              (97,670)
                                                                   ---------             ---------             ---------

Cash flows for financing activities:
  Issuance of senior notes                                            75,000                  --                    --
  Issuance of mandatorily redeemable preferred
    capital securities                                                  --                 110,000                  --
  Issuance costs of senior notes and capital securities                 (922)               (1,669)                 --
  Redemption of convertible debentures                                  --                 (46,997)                 --
  Issuance of common stock                                             1,536                   956                 4,001
  Repurchase of common stock                                         (34,880)                 (171)               (1,031)
  Dividends paid                                                     (11,698)              (11,546)               (8,285)
                                                                   ---------             ---------             ---------


  Cash provided by (used for) financing activities                    29,036                50,573                (5,315)
                                                                   ---------             ---------             ---------

Effect of exchange rate on cash                                         (812)                 --                    --
                                                                   ---------             ---------             ---------

Change in cash and cash equivalents                                   50,156                (1,406)                7,493

Cash and cash equivalents, beginning of year                          12,847                14,253                 6,760
                                                                   ---------             ---------             ---------

Cash and cash equivalents, end of year                             $  63,003             $  12,847             $  14,253
                                                                   =========             =========             =========

The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1                     ORGANIZATION
ORGANIZATION
AND SUMMARY                Trenwick Group Inc. (Trenwick or the Company) is a
OF SIGNIFICANT             holding company whose principal subsidiaries,
ACCOUNTING                 Trenwick America Reinsurance Corporation (Trenwick
POLICIES                   America Re) and Trenwick International Limited
                           (Trenwick International), underwrite reinsurance and specialty insurance.

                           Trenwick America Re located in Stamford, Connecticut, reinsures property and casualty risks primarily written by U.S. insurance companies. Trenwick America Re underwrites treaty reinsurance, which accounts for the bulk of its business, as well as facultative reinsurance. Trenwick America Re is domiciled in Connecticut and is licensed, authorized or approved to write reinsurance in all 50 states and the District of Columbia.

                           Trenwick International, headquartered in London, England, underwrites specialty insurance and reinsurance of risks primarily located outside the U.S. Trenwick International's business principally consists of insurance and facultative reinsurance of specialty classes. Trenwick International also underwrites property and casualty treaty reinsurance. A branch office in Paris specializes in facultative reinsurance of large, technically complex property risks. Trenwick International is domiciled in England and is authorized to write insurance in over 30 countries and participates in the London market for worldwide reinsurance.

                           BASIS OF PRESENTATION

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

                           INVESTMENTS AND CASH EQUIVALENTS


                           Trenwick has classified all of its debt and equity securities as "available for sale" and reported them at fair value with net unrealized gains and losses included in other comprehensive income, net of related deferred income taxes. The fair value of debt securities and equity securities is estimated using quoted market prices or broker dealer quotes. Cash equivalents represent investments with maturities at date of purchase of three months or less and are carried at cost which approximates fair value.


                           Realized gains or losses on disposition of investments are determined on the basis of the specific identification method. Investment income consisting of dividends and interest, net of investment expenses, is recognized in income when earned. The amortization of premiums and accretion of discount for debt securities is computed utilizing the interest method. The effective yield utilized in the interest method is adjusted when sufficient information exists to estimate the probability and timing of prepayments on mortgage-backed and asset-backed securities. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security and that adjustment is included in net investment income.


                           REVENUES


                           Insurance premiums are earned on a pro rata basis over the related contract period. Unearned premium income represents the portion of premiums applicable to the unexpired portion of premium coverage with renewal dates later than year end. Premiums on contracts are accrued on an estimated basis throughout the term of such contracts. These estimates may change in the near term.


                           POLICY ACQUISITION COSTS


                           Policy acquisition costs are stated net of policy acquisition costs ceded and primarily consist of commissions and brokerage expenses incurred at policy or contract issue date. These costs vary with, and are primarily related to, the acquisition of business and are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts after allowing for anticipated investment income.


                           RESERVE FOR UNPAID CLAIMS AND CLAIMS EXPENSES


                           Claims are recorded as incurred so as to match such costs with premiums over the contract periods. The amount provided for unpaid claims consists of any unpaid reported claims and estimates for incurred but not reported claims, net of salvage and subrogation. The estimates for claims incurred but not reported were developed based on Trenwick's historical claims experience and an actuarial evaluation of expected claims experience. Insurance liabilities are based on estimates and the ultimate liability may vary from such estimates. Any adjustments to these estimates are reflected in income when known.


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


                           STOCK-BASED COMPENSATION


                           Trenwick grants stock options for a fixed number of common shares to employees and non- employee directors with an exercise price equal to the market value of the shares at the date of grant. The accounting standard, "Accounting for Stock-Based Compensation", supersedes the previous opinion and establishes a fair value based method of accounting for stock-based compensation plans. However, it permits an entity to continue to apply the accounting provisions of the previous opinion and make pro forma disclosures of net income and earnings per share, as if the fair market value based method had been applied. Trenwick continues to account for the stock option grants in accordance with the previous opinion and has included the pro forma disclosures required by the fair value based method in Note 9.


                           EARNINGS PER SHARE


                           Effective December 31, 1997, Trenwick adopted the accounting standard, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements of earnings per share and supersedes the previous standard. It requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the effect of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully-diluted earnings per share. All per share amounts prior to 1997 have been restated to comply with this standard.


                           PREMISES AND EQUIPMENT


                           Premises and equipment, including leasehold improvements, are recorded at cost and are amortized or depreciated using the straight-line method over their useful lives. Accumulated amortization and depreciation was $5,703,000 and $2,693,000 as of December 31, 1998 and 1997, respectively.


                           ISSUANCE COSTS OF CAPITAL SECURITIES AND DEBT


                           The issuance costs of the capital securities and the senior notes are being amortized over the term of the related financial instrument using the interest method. Accumulated amortization was $129,000 and $5,000 as of December 31, 1998 and 1997,
                           respectively.


                           Debt issuance costs associated with the issuance of convertible debentures were being amortized over the term of the related debt using the interest method. The unamortized costs applicable to debentures converted to common stock were charged to stockholders' equity at the time of conversion.


                           COMPREHENSIVE INCOME


                           As of January 1, 1998, Trenwick adopted the new accounting standard, "Reporting Comprehensive Income", which establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income comprises net income and other comprehensive income. Other comprehensive income consists of the change in the net unrealized appreciation of investments and the change in foreign currency translation adjustments, both net of income taxes. Information for periods prior to 1998 is presented on a basis consistent with the 1998 information.

                           FOREIGN EXCHANGE


                           The assets and liabilities of foreign operations are translated from the functional currency, the British pound, at the rate of exchange in effect at the balance sheet date. Revenues and expenses of foreign operations are translated at the average exchange rates during the year. The effect of the translation adjustments for foreign operations, net of applicable deferred income taxes, is recorded as a cumulative translation adjustment in accumulated other comprehensive income within stockholders' equity. Investments denominated in foreign currencies are translated into the British pound using the rate of exchange at the balance sheet date and unrealized gains and losses on translation, net of applicable deferred income taxes, are recorded to other comprehensive income. Foreign currency transaction gains and losses are included in net income.


                           ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDING ACTIVITIES


                           Trenwick expects to adopt the new accounting standard "Accounting for Derivative Instruments and heding Activities", which requires all derivatives to be recognized on the balance sheet at fair value. Trenwick does not anticipate that the adoption of this standard will have a significant effect on its results of operations or financial position.


                           RECLASSIFICATIONS


                           Certain items in the financial statements have been reclassified to conform with the 1998 presentation.


NOTE 2                     On February 27, 1998, Trenwick completed the
ACQUISITION                acquisition of Trenwick International, formerly
OF TRENWICK                Sorema (UK) Limited, from Sorema S.A. for an
INTERNATIONAL              aggregate purchase price of $60,843,000 including
                           acquisition costs. On March 31, 1998, the investment in Trenwick International was increased by $67,408,000 to approximately $128,000,000. The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets of approximately $1,638,000 has been recorded as goodwill, which is being amortized on a straight line basis over 25 years. Amortization of goodwill was $33,000 for the year ended December 31, 1998. All assets and liabilities of Trenwick
                           International are consolidated in the balance sheet at December 31, 1998 and its operating results for ten months ended December 31, 1998 are consolidated in Trenwick's results for the year ended December 31, 1998.

The following unaudited proforma consolidated results of operations for the years ended December 31 assumes the acquisition had occurred on January 1 of each year:


(in thousands, except per share data)                1998                   1997
                                                 -----------            -----------
Net premiums earned                              $   256,090            $   249,270
Total revenues                                       323,730                307,362
Income before extraordinary item                      34,678                 40,898
Net income                                            34,678                 39,861

Basic earnings per share
Income before extraordinary item                 $      2.97            $      3.51
Net income                                       $      2.97            $      3.42

Diluted earnings per share
Income before extraordinary item                 $      2.94            $      3.38
Net income                                       $      2.94            $      3.38

The above unaudited proforma financial information is not necessarily indicative either of the results of operations that would have occurred had this transaction been consummated at the beginning of the periods presented or of future operations.

NOTE 3               The following tables reconcile amortized cost to the
INVESTMENTS          estimated fair value of debt and equity securities:

                                                             DECEMBER 31, 1998
                                      ----------------------------------------------------------
                                                          Gross           Gross
                                      Amortized      Unrealized      Unrealized             Fair
                                           Cost           Gains          Losses            Value
                                       --------        --------        --------         --------
(in thousands)
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations and agencies            $ 64,831        $  3,851        $    (14)        $ 68,668
Obligations of states and
  political subdivisions                380,593          13,544            (120)         394,017
Mortgage-backed and
  asset-backed securities               206,790           8,648          (3,322)         212,116
Debt securities issued by
  British government                     45,949             587            --             46,536
Debt securities issued by other
  foreign governments                     8,163              78            --              8,241
Public utilities                          2,864             222            --              3,086
Corporate securities                     55,364           2,011             (65)          57,310
Redeemable preferred stock                2,000              48            --              2,048
Certificates of deposit                 100,998            --              --            100,998
                                       --------        --------        --------         --------
Total debt securities                  $867,552        $ 28,989        $ (3,521)        $893,020
                                       ========        ========        ========         ========
Equity securities                      $ 44,342        $  6,514        $ (1,668)        $ 49,188
                                       ========        ========        ========         ========

                                                          DECEMBER 31, 1997
                                   ----------------------------------------------------------
                                                       Gross           Gross
                                   Amortized      Unrealized      Unrealized             Fair
                                        Cost           Gains          Losses            Value
                                    --------        --------        --------         --------

(in thousands)
U.S. Treasury securities
  and obligations of
  U.S. government
  corporations and agencies        $ 62,418        $  2,396        $   --           $ 64,814
Obligations of states and
  political subdivisions            373,867          11,022             (35)         384,854
Mortgage-backed and
  asset-backed securities           278,271           7,994             (37)         286,228
Debt securities issued by
  foreign governments                 3,111              64            --              3,175
Public utilities                      2,832             138            --              2,970
Corporate securities                 66,108           2,030            --             68,138
Redeemable preferred stock            2,000              15            --              2,015
Certificates of deposit                 120            --              --                120
                                   --------        --------        --------         --------
Total debt securities              $788,727        $ 23,659        $    (72)        $812,314
                                   ========        ========        ========         ========
Equity securities                  $ 31,603        $  7,560        $   --           $ 39,163
                                   ========        ========        ========         ========

The fair value and amortized cost of debt securities at December 31, 1998 are shown below by contractual or expected maturity periods. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. The maturities for mortgage-backed and asset-backed securities are calculated using expected maturity dates, adjusted for anticipated prepayments.


                                                  FAIR       AMORTIZED
(in thousands)                                   VALUE            COST
                                              --------        --------
Due in one year or less                       $146,008        $145,390
Due after one year through five years          417,662         406,249
Due after five years through ten years         207,440         197,655
Due after ten years                            121,910         118,258
                                              --------        --------
Total debt securities                         $893,020        $867,552
                                              ========        ========

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS


During the twelve months ended December 31, 1998, all investments were income producing.

The sources of net investment income for the years ended December 31 are as follows:

(in thousands)                       1998             1997             1996
                                 --------         --------         --------
Debt securities                  $ 53,752         $ 47,400         $ 41,332
Equity securities                   1,744            1,257              393
Cash and cash equivalents           2,470            1,228              719
                                 --------         --------         --------
Gross investment income            57,966           49,885           42,444

Investment expenses                (1,650)          (1,483)          (1,218)
                                 --------         --------         --------
Net investment income            $ 56,316         $ 48,402         $ 41,226
                                 ========         ========         ========

Net realized gains (losses) on sales of investments are as follows:


(in thousands)                          1998            1997            1996
                                     -------         -------         -------
Debt securities:
 Gross realized gains                $ 2,250         $   151         $   137
 Gross realized losses                  (201)           (146)             (1)
Equity securities:
 Gross realized gains                  7,012           2,299             862
 Gross realized losses                   (45)           --              (699)
                                     -------         -------         -------
Net realized investment gains        $ 9,016         $ 2,304         $   299
                                     =======         =======         =======

NET UNREALIZED APPRECIATION OF INVESTMENTS AVAILABLE FOR SALE


The components of the net unrealized appreciation of investments available for sale at December 31 are as follows:

(in thousands)                                              1998             1997
                                                        --------         --------
Net unrealized appreciation of debt securities          $ 25,468         $ 23,587
Net unrealized appreciation of equity securities           4,846            7,560
                                                        --------         --------
Net unrealized appreciation of investments                30,314           31,147
Deferred income taxes                                    (10,622)         (10,902)
                                                        --------         --------
Net unrealized appreciation
 of investments available for sale,
 net of income taxes                                    $ 19,692         $ 20,245
                                                        ========         ========

INVESTMENTS AND CASH HELD AS COLLATERAL OR ON DEPOSIT


Debt securities with a carrying value of $103,961,000 are being held in trust as collateral for certain reinsurance obligations. In addition, investments with a carrying value of $8,714,000 at December 31, 1998 were on deposit with various state or governmental insurance departments in order to comply with insurance laws. Cash in the amount of $1,967,000 is also being pledged as a letter of credit for reinsurance obligations.

NOTE 4                     The following table presents an analysis of gross and
UNPAID                     net unpaid claims and claims expenses and a
CLAIMS AND                 reconciliation of beginning and ending net unpaid
CLAIMS                     claims and claims expense balances. The gross unpaid
EXPENSES                   claims and claims expense balances at December 31,
                           1998 and 1997 are reflected in Trenwick's consolidated balance sheet. The net unpaid claims and claims expense balances are stated on a net basis after deductions for reinsurance recoverable on unpaid claims and claims expenses from retrocessionaires.

(in thousands)                                                     1998              1997              1996
                                                              ---------         ---------         ---------
Unpaid claims and claims expenses, beginning of year          $ 518,387         $ 467,177         $ 411,874
                                                              ---------         ---------         ---------

Provision for claims and claims expenses:
For claims incurred in the current year                         243,670           175,133           161,061
For claims incurred prior to the current year                    (8,588)           (4,098)           (3,669)
                                                              ---------         ---------         ---------
    Subtotal                                                    235,082           171,035           157,392
                                                              ---------         ---------         ---------

Unpaid claims and claims expenses of Trenwick
     International at date of acquisition                       116,646              --                --
                                                              ---------         ---------         ---------

Payment for claims and claims expenses:
For claims incurred in the current year                         (46,835)          (22,914)          (22,603)
For claims incurred prior to the current year                  (141,578)          (96,911)          (79,486)
                                                              ---------         ---------         ---------
    Subtotal                                                   (188,413)         (119,825)         (102,089)
                                                              ---------         ---------         ---------

Effect of exchange rate changes on unpaid claims
    and claims expenses                                             726              --                --

Unpaid claims and claims expenses, end of year                $ 682,428         $ 518,387         $ 467,177
                                                              =========         =========         =========

Unpaid claims and claims expenses, net of
 reinsurance recoverable, beginning of year                   $ 379,351         $ 386,887         $ 327,001
                                                              ---------         ---------         ---------

Provision for claims and claims expenses,
 net of reinsurance recoverable:
For claims incurred in the current year                         165,691           114,920           133,755
For claims incurred prior to the current year                   (12,556)           (5,366)           (4,439)
                                                              ---------         ---------         ---------
    Subtotal                                                    153,135           109,554           129,316
                                                              ---------         ---------         ---------

Unpaid claims and claims expenses, net of
    reinsurance recoverable, of Trenwick International
    at date of acquisition                                       81,299              --                --
                                                              ---------         ---------         ---------

Payments for claims and claims expenses, net of
    reinsurance:
For claims incurred in the current year                         (42,883)          (22,893)          (22,570)
For claims incurred prior to the current year                  (122,145)          (94,197)          (46,860)
                                                              ---------         ---------         ---------
    Subtotal                                                   (165,028)         (117,090)          (69,430)
                                                              ---------         ---------         ---------

Effect of exchange rate changes on unpaid claims
    and claims expenses                                             507              --                --
                                                              ---------         ---------         ---------

Unpaid claims and claims expenses, net of
    reinsurance recoverable, end of year                      $ 449,264         $ 379,351         $ 386,887
                                                              =========         =========         =========

Reinsurance recoverable on unpaid claims and claims
    expenses, end of year                                     $ 233,164         $ 139,036         $  80,290
                                                              =========         =========         =========

                     In 1998, 1997 and 1996, Trenwick recorded decreases of $12,556,000, $5,366,000 and $4,439,000, respectively, in estimates for claims occurring in prior accident years. The reduction in 1998 is due to favorable development of prior year reserves in both Trenwick America and Trenwick International. In 1998, 1997 and 1996, Trenwick America Re's estimates of prior accident year claims were reduced by approximately $7,175,000, $5,366,00 and $4,439,000, respectively. Trenwick America Re's reduction in 1998 is primarily due to favorable development in accident years 1993 and prior, partially offset by adverse development in accident years 1994 through 1997. In 1998, estimates of Trenwick International's prior year claims were reduced by $5,381,000 as a result of favorable development across all prior years.


                     In 1996, Trenwick commuted an aggregate excess of loss retrocessional agreement covering the years 1989 through 1993 for which Trenwick received a total consideration of $29,700,000 representing outstanding reserves of approximately the same amount. The commutation was recorded in 1996 as a paid loss recovery.


                     Inflation raises the cost of economic losses and non-economic damages covered by insurance contracts and therefore is a factor in determining effective rates of reinsurance. The methods used by Trenwick to estimate individual case reserves and reserves for claims incurred but not yet reported implicitly incorporate the effects of inflation in the projection of ultimate losses.


                     Due to the inherent uncertainties of estimating insurance company claim reserves, actual claims and claims expenses may deviate, perhaps substantially, from estimates of Trenwick's reserves reflected in Trenwick's consolidated financial statements. Trenwick's management believes that its claim reserve methods are reasonable and prudent and that Trenwick's reserve for claims and claims expenses at December 31, 1998 are adequate.


NOTE 5               Trenwick America Re's exposure to environmental claims,
REINSURANCE          including asbestos and pollution liability, is primarily
                     associated with its participation in business written by its predecessor company between 1978 and 1983. Exposure to environmental claims on Trenwick America Re's business written since 1983 is generally limited by exclusions on its own reinsurance contracts and also by exclusions on policies issued by ceding companies. Casualty business written in 1983 and prior is not material to Trenwick's overall book of business. As of December 31, 1998, claims for environmental liability including IBNR were approximately $8,400,000, less than 2% of Trenwick America
                     Re's total net outstanding reserves. Trenwick International has no known exposure to environmental claims.



                     Under Trenwick's current interpretation of policy language, management does not believe that it has a material exposure to environmental claims that requires additional reserves beyond its current estimates.


                     Trenwick purchases reinsurance to reduce its exposure to catastrophe losses and the frequency of large losses in all lines of business. Reinsurance agreements provide for recovery of a portion of certain claims and claims expenses from reinsurers. Trenwick remains liable in the event that the reinsurer is unable to meet its obligation, however, Trenwick holds partial collateral under these agreements.

The effects of reinsurance on premiums written and premiums earned for the three years ended December 31 are as follows:


(in thousands)                       1998              1997              1996
                                ---------         ---------         ---------
Direct premiums written         $  60,510         $    --           $    --
Assumed premiums written          262,854           248,662           247,358
Ceded premiums written            (73,145)          (53,432)          (20,994)
                                ---------         ---------         ---------
Net premiums written            $ 250,219         $ 195,230         $ 226,364
                                =========         =========         =========

Direct premiums earned          $  54,605         $    --           $    --
Assumed premiums earned           269,093           233,090           231,960
Ceded premiums earned             (78,137)          (42,934)          (20,891)
                                ---------         ---------         ---------
Net premiums earned             $ 245,561         $ 190,156         $ 211,069
                                =========         =========         =========

The company recorded ceded claims and claims expenses incurred of $81,955,000, $60,789,000 and $27,503,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

The components of reinsurance recoverable balances, net on the balance sheet at December 31 are as follows:

(in thousands)                                    1998              1997
                                             ---------         ---------
Paid claims                                  $  17,098         $   1,267
Unpaid claims and claims expenses              233,164           139,036
Funds held liability                           (86,614)          (60,967)
Reinsurance balances payable                   (23,475)          (11,743)
                                             ---------         ---------
Reinsurance recoverable balances, net        $ 140,173         $  67,593
                                             =========         =========

Letters of credit, trust accounts and funds withheld in the aggregate of amount of $91,154,000 (including interest) have been arranged in favor of Trenwick collateralizing reinsurance recoverables with respect to certain retrocessionaires.


At December 31, 1998, approximately 79% of Trenwick's reinsurance recoverables on unpaid claims and claims expenses are recoverable from four principal retrocessionaires. These retrocessionaires are Zurich Reinsurance, Continental Casualty Company, Sorema S.A. and Unum Life Insurance Company of America which had reinsurance recoverable balances of $108,939,000, $33,521,000, $20,859,000 and $21,680,000, respectively at December 31, 1998. Such companies are rated A or better by A.M. Best Company.


For the years ended December 31, 1998, 1997 and 1996, Trenwick earned commissions on cessions to retrocessionaires of $10,495,000, $4,503,000 and $1,235,000, respectively.

NOTE 6               Income taxes were established on a consolidated basis for
INCOME TAXES         all domestic and international operations of Trenwick. In
                     1997, the income tax provision includes an income tax benefit of $558,000 applicable to an extraordinary loss on debt redemption. The components of the provision for income taxes for the years ended December 31 are as follows:

(in thousands)                              1998            1997            1996
                                        --------        --------        --------
Current expense:
    Federal                             $  4,392        $  7,197        $ 13,572
    Foreign                                2,324            --              --
    State                                    200             262              61
                                        --------        --------        --------
Total current expense                   $  6,916        $  7,459        $ 13,633
                                        --------        --------        --------

Deferred expense (benefit):
    Federal                             $  1,110        $  3,224        $ (3,653)
    Foreign                                  219            --              --
                                        --------        --------        --------
Total deferred expense (benefit)           1,329           3,224          (3,653)
                                        --------        --------        --------
Total income taxes                      $  8,245        $ 10,683        $  9,980
                                        ========        ========        ========

Trenwick's effective income tax rates were 19% for the year ended December 31, 1998 and 23% for the years ended December 31, 1997 and 1996. The income tax provision for each of the years presented differs from the amounts determined by applying the applicable U.S. statutory federal income tax rate of 35% to income before income taxes as a result of the following:


(in thousands)                                    1998             1997             1996
                                              --------         --------         --------
Income before income taxes                    $ 43,037         $ 45,935         $ 43,828
                                              ========         ========         ========
Income taxes at statutory rate                $ 15,063         $ 16,077         $ 15,340
Effect of tax-exempt investment income          (5,654)          (5,757)          (5,286)
Other, net                                      (1,164)             363              (74)
                                              --------         --------         --------
Income tax provision                          $  8,245         $ 10,683         $  9,980
                                              ========         ========         ========

The components of the net deferred income tax provision for the years ended December 31 are as follows:

(in thousands)                                   1998            1997            1996
                                              -------         -------         -------
Discounting of unpaid claims                  $ 1,883         $ 2,782         $(4,541)
Unearned premium income                           373            (355)         (1,071)
Employee stock option and compensation
  plans                                            87             319            (230)
Policy acquisition costs deferred                 526             251           1,778
Alternative minimum taxes                      (1,390)             10             (10)
Accretion of market discount on
  debt securities                                  71             315             518
Other, net                                       (221)            (98)            (97)
                                              -------         -------         -------
Total deferred income tax provision           $ 1,329         $ 3,224         $(3,653)
                                              =======         =======         =======

Deferred income tax assets (liabilities) are attributable to the following temporary differences as of December 31:

(in thousands)                                   1998             1997
                                             --------         --------
DEFERRED INCOME TAX ASSET
Discounting of unpaid claims                 $ 27,152         $ 26,455
Unearned premium income                         6,862            5,335
Employee stock option and
  compensation plans                              651              738
Alternative minimum taxes                       1,390             --
Currency translation adjustments                  197             --
Other                                             632               34
                                             --------         --------
Gross deferred income tax assets               36,884           32,562
                                             --------         --------

DEFERRED INCOME TAX LIABILITY
Policy acquisition costs deferred             (10,716)          (7,883)
Unrealized appreciation of
    investments available for sale            (10,622)         (10,902)
Accretion of market discount on debt
    securities                                 (1,282)          (1,211)
Other                                            (163)            (115)
                                             --------         --------
Gross deferred income tax liabilities         (22,783)         (20,111)
                                             --------         --------
Net deferred income tax assets               $ 14,101         $ 12,451
                                             ========         ========

Trenwick's management has concluded that the deferred income tax assets are more likely than not to be realized. Therefore, no valuation allowance has been provided. Estimates used in the development of the net deferred income tax assets may change in the near term.

NOTE 7                 LINES OF CREDIT
LONG TERM DEBT AND
COMMITMENTS            Trenwick's international subsidiary has established a
                       line of credit under which it can borrow up to $1,660,000 at a rate of 2-1/2% above the lending bank's base rate.
                       This line of credit is available in the event that funds are required to supplement short-term working capital.
                       There were no material borrowings under this line of credit during 1998.


                       SENIOR NOTES


                       On March 27, 1998 Trenwick completed a private offering of $75,000,000 aggregate principal amount of its 6.70% senior notes due April 1, 2003. Interest is payable semi-annually on April 1 and October 1 of each year, which commenced on October 1, 1998. The notes are not subject to redemption prior to maturity. They are unsecured obligations and will rank senior in right of payment to all existing and future subordinated indebtedness of Trenwick, including Trenwick's obligations with respect to its 8.82% junior subordinated debentures held by Trenwick Capital Trust I in respect of the $110,000,000 8.82% subordinated capital income securities issued by the Trust. Under the terms of the notes, Trenwick is not restricted from incurring indebtedness, but is subject to limits on its ability to incur secured indebtedness for borrowed money.


                       A portion of the net proceeds of the offering were contributed to Trenwick International to support its insurance and reinsurance operations, including increasing its statutory capital to support the anticipated increase in its underwriting capacity. Remaining net proceeds were used primarily for repurchases of its own common stock.


                       MANDATORILY REDEEMABLE PREFERRED CAPITAL SECURITIES


                       On January 28, 1997, Trenwick completed a private offering of $110,000,000 in 8.82% Subordinated Capital Income Securities through Trenwick Capital Trust I, a Delaware statutory business trust. Trenwick owns all of the common securities of the trust. Concurrently with the issuance of the capital securities, the trust invested the proceeds of their sale, together with the consideration paid to the trust by Trenwick for the common securities, in Trenwick's junior subordinated debentures, whose terms are similar to those of the capital securities.


                       The trust was formed for the sole purpose of issuing the capital securities and the common securities, investing the proceeds thereof in the junior subordinated debentures and making distributions to the holders of the capital securities. The capital securities mature on February 1, 2037; require preferential cumulative cash distributions at an annual rate of 8.82%, payable semiannually on February 1 and August 1 (beginning August 1, 1997) from the payment of interest on the junior subordinated debentures; and are guaranteed by Trenwick, within certain limits, as to the payment of distributions and liquidation or redemption payments. They are subject to mandatory redemption, (i) in whole but not in part at maturity, upon repayment of the junior subordinated debentures, at a redemption price equal to the principal amount plus accrued and unpaid interest; (ii) in whole but not in part at any time, contemporaneously with the optional prepayment of the junior subordinated debentures upon the occurrence and continuation of certain events, at a redemption price equal to the greater of the principal amount or the present value of principal and interest payable to February 1, 2007, plus accrued and unpaid interest and possible additional sums; and (iii) in whole or in part, after February 1, 2007, contemporaneously with the optional prepayment of the junior subordinated debentures, at a redemption price equal to the principal amount plus accrued and unpaid interest and possible additional sums. Upon the occurrence and continuation of an event of default with respect to the junior subordinated debentures, the capital securities shall have a preference over the common securities. Upon the occurrence of an event of default with respect to the junior subordinated debentures which is attributable to Trenwick's failure to make required payments or with respect to Trenwick's guarantee, the holders of the capital securities may institute a direct action against Trenwick.


                       In accordance with their terms, the capital securities were subsequently exchanged for fully registered capital securities, which are not subject to restrictions on transfer.


                       CONVERTIBLE DEBENTURES


                       On February 20, 1997, Trenwick called for redemption all $103,500,000 aggregate principal amount of Trenwick's 6% convertible debentures due December 15, 1999, at a redemption price of 102.57% principal amount plus accrued interest to the redemption date. Of the $103,500,000 principal amount of debentures outstanding on that date, $45,819,000 principal amount were redeemed and $57,681,000 principal amount were converted into an aggregate of 1,783,926 shares of Trenwick's common stock.


                       As a result of the redemption, Trenwick recorded an extraordinary loss of $1,037,000, net of a tax benefit of $558,000 in 1997.



                       OPERATING LEASE AGREEMENTS


                       Trenwick leases office space under non-cancelable operating leases which expire at various dates through 2015. Trenwick's minimum lease commitments totaling $24,637,000 are as follows: 1999 - $2,450,000; 2000 -
                       $2,381,000; 2001 - $2,360,000; 2002 - $2,297,000; 2003 -
                       $2,099,000; thereafter $13,050,000.


                       Total office rent expense for the years ended December 31, 1998, 1997 and 1996 was $2,042,000, $917,000 and
                       $918,000, respectively.

NOTE 8                 PREFERRED STOCK
STOCKHOLDERS'
EQUITY Trenwick has 2,000,000 shares of $.10 par value preferred stock authorized and none outstanding.


                       COMMON STOCK


                       On September 28, 1998, Trenwick's Board of Directors approved an additional 600,000 shares to its stock repurchase program to a total of 1,600,000 shares. The program was originally adopted on May 21, 1997. As of December 31, 1998, 1,100,500 shares have been repurchased at an average price of $32.06 per share.


                       STOCKHOLDER RIGHTS PLAN


                       During 1997, Trenwick adopted a new stockholder rights plan, replacing the plan adopted in 1989, and redeemed the rights issued under the 1989 plan. Stockholders of record at the close of business on September 24, 1997 received $0.01 for each redeemed right (equivalent to $0.00667 per share) and received one new right for each share of common stock held. The rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of Trenwick's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of Trenwick's common stock. Each right entitles a stockholder to buy 1/200 of a share of Trenwick's Series B Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment. Trenwick has reserved 200,000 shares of such preferred stock for possible issuance under the plan.


                       In the event that an acquirer accumulates 15% or more of Trenwick's common stock, all rights holders except the acquirer may purchase, for the exercise price, in lieu of the Series B Junior Participating Preferred Stock, shares of common stock of Trenwick having a market value of twice the exercise price of each right. If Trenwick is acquired in a merger or other business combination after the acquisition of 15% of Trenwick's common stock, all rights holders except the acquirer may purchase the acquirer's shares at a similar discount. Trenwick is entitled to redeem the rights at $0.01 per right, subject to certain restrictions. The rights will expire on September 23, 2007.

NOTE  9               RETIREMENT PLANS
EMPLOYEE
BENEFITS AND          Trenwick has a pension plan and a 401(k) savings plan for
COMPENSATION          substantially all U.S. full-time employees. Trenwick
ARRANGEMENTS          contributes 8% of an eligible employee's total
                      compensation to the pension; no employee contributions are made to the plan. Trenwick matches 100% of employees' contributions to the savings plan up to 6% of each eligible employee's total compensation. Assets of both plans are administered by life insurance companies.
                      Trenwick's contributions to the pension plan were $463,000, $503,000 and $432,000 for 1998, 1997 and 1996,
                      respectively; its contributions to the savings plan were $351,000, $330,000 and $314,000 for 1998, 1997 and 1996,
                      respectively.


                      Trenwick also maintains a money purchase defined contribution pension plan covering substantially all U.K. employees. Contributions under this plan are determined on the basis of salary and age. Trenwick's contribution to this plan in 1998 was $997,000.


                      STOCK OPTIONS


                      Trenwick has several plans through which it makes options in common stock available to Trenwick employees at the discretion of the Board of Directors. Non-employee directors receive automatic grants under a separate plan. Exercise prices are generally fixed at the market value at the date of grant. Options vest and are exercisable on various terms, usually either over a five year period or up to a ten year period. All options have an expiration date not exceeding ten years. Total authorized common stock reserved for issuance under all stock benefit plans at December 31, 1998 is 1,772,262 shares. Transactions under the stock option plans are summarized as follows:

                                                                  1998               1997               1996
                                                            ----------         ----------         ----------
                      NUMBER OF SHARES

                      Outstanding, beginning of year           911,195            981,195          1,137,528

                      Granted                                  124,210              8,250             81,750

                      Cancelled                                 (6,000)            (1,500)           (17,055)

                      Exercised                               (122,195)           (76,750)          (221,028)
                                                            ----------         ----------         ----------

                      Outstanding, end of year                 907,210            911,195            981,195
                                                            ==========         ==========         ==========

                      Exercisable, end of year                 210,112            312,807            337,770
                                                            ==========         ==========         ==========


                      AVERAGE EXERCISE PRICE

                      Granted                               $    36.72         $    32.88         $    31.63

                      Cancelled                                  29.70              30.92              19.43

                      Exercised                                  12.57              12.46              18.10

                      Outstanding, end of year                   29.07              25.82              24.73

                      Exercisable, end of year                   27.87              21.81              18.79

                      Included in the table above are options granted to certain senior officers under the 1993 Stock Option Plan. The exercise and vesting of these options are accelerated if the price of Trenwick's common stock achieves certain specified levels, subject to certain conditions.

PRO FORMA INFORMATION


Trenwick applies the provisions of the previous opinion and related interpretations in accounting for its stock-based compensation plans. Since stock options under Trenwick's plans are issued at fair market value on the date of grant, no compensation expense has been recognized for these stock options. Had Trenwick applied the fair value based method, net income and net income per share would have been the pro forma amounts indicated below:

                                      1998              1997              1996
                                ----------        ----------        ----------
Net income
  As reported                   $   34,792        $   35,252        $   33,848
  Pro forma                     $   34,554        $   35,056        $   33,694

Basic earnings per share
  As reported                   $     2.99        $     3.03        $     3.40
  Pro forma                     $     2.96        $     3.01        $     3.38

The pro forma adjustments relate to options granted from 1995 to 1998 for which a fair value on the date of grant was determined using the Black-Scholes option pricing model. No effect has been given to options granted prior to 1995. Valuation and related assumption information are presented below:

                                     1998           1997           1996
                                   ------         ------         ------
Valuation Assumptions:
  Expected volatility
     Employees                         23%          --               27%
     Non-employee directors            28%            18%            16%
  Risk-Free interest rate
     Employees                        5.6%          --              6.5%
     Non-employee directors           5.2%           5.8%           5.7%
  Dividend Yield                      3.1%           2.6%           2.7%

The Black-Scholes option valuation model was developed for use in estimating the fair value of options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Trenwick's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.


RESTRICTED COMMON STOCK AWARDS


Trenwick awards restricted common stock to key employees, under the terms of the 1989 and 1993 Stock Plans. In 1998, 82,889 shares were awarded at an average price of $35.61 per share (approximately $2,952,000), which vest over five years. Shares awarded in 1997 vest over five years while shares awarded in 1996 vest over three to seven years. Shares were repurchased in 1998, 1997 and 1996 in connection with the satisfaction of employees' withholding taxes payable upon the vesting of previously awarded shares. During, 1998, 4,250 shares were repurchased at an average price of $35.29 per share (approximately $150,000). Trenwick has recognized compensation expense of $770,000, $543,000 and $534,000 for 1998, 1997 and 1996, respectively, determined by the award value of the shares amortized over the applicable vesting period.


                       The components of accumulated other comprehensive income at December 31 are as follows:

NOTE 10
COMPREHENSIVE
INCOME

                         (in thousands)                                   1998             1997
                                                                      --------         --------
                       Unrealized investment gains (losses)           $ 39,330         $ 33,451
                       Realized Investment gains included
                           in net income                                (9,016)          (2,304)
                       Foreign currency translation adjustment            (552)            --
                       Deferred income taxes                           (10,425)         (10,902)
                                                                      --------         --------
                       Accumulated other comprehensive income         $ 19,337         $ 20,245
                                                                      ========         ========

                       The income taxes applicable to each component of other comprehensive income are as follows:


                       (in thousands)                                    1998            1997            1996
                                                                      -------         -------         -------
                       Unrealized investment gains (losses)           $ 2,810         $(3,750)        $ 3,099
                       Realized investment gains included
                           in net income                               (3,091)           (806)           (105)
                       Foreign currency translation adjustment           (197)           --              --
                                                                      -------         -------         -------
                       Income taxes applicable to other
                           comprehensive income                       $   478         $(4,556)        $ 2,994
                                                                      =======         =======         =======

NOTE 11               Statutory net income and surplus of Trenwick America Re as
INSURANCE             filed with the insurance regulatory authorities, differs
REGULATION            in certain respects from the amounts as determined in
                      accordance with GAAP. The following table identifies the significant reconciling differences:

                      (in thousands)                                          1998              1997              1996
                                                                         ---------         ---------         ---------
                      RECONCILIATION OF NET INCOME
                      Statutory net income of
                        Trenwick America Re                              $  40,930         $  42,797         $  29,555
                      Change in deferred policy acquisition costs           (1,501)              719             5,080
                      Provision for deferred income taxes                   (2,463)           (3,021)            3,307
                      Other                                                   --                --                  (6)
                                                                         ---------         ---------         ---------
                      GAAP net income of Trenwick America Re             $  36,966         $  40,495         $  37,936
                                                                         =========         =========         =========

                      (in thousands)                                          1998              1997              1996
                                                                         ---------         ---------         ---------
                      RECONCILIATION OF SURPLUS
                      Statutory capital and surplus of
                        Trenwick America Re                              $ 330,496         $ 322,850         $ 286,284
                      Deferred policy acquisition costs                     21,023            22,524            21,805
                      Unrealized appreciation
                        of investments                                      27,823            23,981            13,556
                       Net deferred income taxes                             9,524            11,914            19,365
                      Unauthorized reinsurance                               2,607             2,878             2,669
                      Non-admitted assets                                      182               210               208
                                                                         ---------         ---------         ---------
                      GAAP stockholders' equity of
                      Trenwick America Re                                $ 391,655         $ 384,357         $ 343,887
                                                                         =========         =========         =========

                      Trenwick America Re is domiciled in and subject to the insurance laws and regulations of the state of Connecticut. Effective January 1, 2001, the Connecticut Insurance Department will adopt the Codification of Statutory Accounting Principles. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. Assuming Trenwick America Re had adopted the Codification as of January 1, 1998, the effect of adoption would have been an increase in statutory net income of approximately $25,600,000 and a net increase to statutory surplus of approximately $27,600,000 as a result of recording a deferred tax benefit and a net deferred tax asset.


                      Under the holding company structure, Trenwick is dependent upon the ability of its operating subsidiaries, Trenwick America Re and Trenwick International, for the transfer of funds principally in the form of cash dividends and tax reimbursements.


                      The statutory limitation on dividends which can be paid within any preceding twelve months, without prior approval of the Connecticut Insurance Commissioner, applicable to Trenwick America Re, is the greater of 10% of policyholder surplus at December 31 of the preceding year or 100% of net income for the twelve month period ending December 31 of the preceding year, but shall not include pro rata distributions of any class of Trenwick America Re's own securities both determined in accordance with statutory accounting practices. The amount of dividends or other distributions that could be paid by Trenwick America Re without prior approval as of December 31, 1998 was $40,930,000. During 1998, 1997 and 1996, Trenwick America
                      Re paid dividends of $30,100,000, $8,250,000 and
                      $4,100,000 respectively.

                      Under the applicable laws of the United Kingdom, Trenwick International may make shareholder distributions only from accumulated realized profits, net of accumulated realized losses. In addition, under the U.K. Insurance Companies Act, Trenwick International is not permitted to make any distribution that would reduce its net assets below the required minimum margin of solvency which, as determined under the United Kingdom Financial Services Authority's rules, is approximately $11,451,000 as of December 31, 1998. The Company shall also notify the authority of any proposal to declare or pay a dividend on any of its share capital.


NOTE 12               A reconciliation of cash provided by operations for the
SUPPLEMENTAL          three years ended December 31 is as follows:
CASH FLOWS
INFORMATION

                      (in thousands)                                               1998              1997              1996
                                                                              ---------         ---------         ---------
                      Net income                                              $  34,792         $  35,252         $  33,848
                      Adjustments to reconcile net income
                          to net cash provided by operating
                          activities:
                          Amortization of premiums on
                            investments, net                                      4,219             2,557             1,579
                          Deferred income taxes                                   1,329             3,224            (3,653)
                          Net realized investment gains                          (9,016)           (2,304)             (299)
                          Depreciation expense                                      998               371               358
                          Amortization of debt issuance costs                       124                32               295
                          Extraordinary loss on debt redemption                    --               1,595              --
                          Other                                                     908               558               542
                      Change in assets and liabilities, net of effects
                            from purchase of subsidiary:
                          Receivables from ceding insurers                        2,543           (29,178)          (13,710)
                          Deferred policy acquisition costs                        (679)             (719)           (5,080)
                          Other assets                                           (1,270)           (5,268)             (340)
                          Unpaid claims and claims expenses,
                            net of reinsurance recoverable balances              (3,638)           32,621            75,980
                          Unearned premium income, net of
                            prepaid reinsurance premiums                          3,552             5,073            15,295
                          Other liabilities                                       4,007             3,196             5,663
                                                                              ---------         ---------         ---------
                      Net cash provided by operating activities               $  37,869         $  47,010         $ 110,478
                                                                              =========         =========         =========

NOTE 13               The fair value of a financial instrument is defined as the
FAIR VALUE OF         amount at which the instrument could be exchanged in a
FINANCIAL             current transaction between willing parties and requires
INSTRUMENTS           disclosure of fair value information about financial
                      instruments for which it is practicable to estimate that value. In the event that quoted market prices were not available, fair values were based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of the amount and timing of future cash flows. Accrued premiums have estimated payment dates ranging from 1998 to 2003.
                      Premium payment dates are estimated using the anticipated payout pattern of claims which result in the additional premium due from ceding companies. The fair value is estimated using cash flows discounted at an interest rate of 5%. These fair value estimates may vary in the near term. The following table presents in summary form the carrying amounts and estimated fair values of Trenwick's financial instruments at December 31:

       (in thousands)                                                              1998                            1997
                                                               ------------------------        ------------------------
                                                               CARRYING            FAIR        CARRYING            FAIR
                                                                 AMOUNT           VALUE          AMOUNT           VALUE
                                                              --------        --------        --------        --------
       ASSETS:
                      Debt securities                          $893,020        $893,020        $812,314        $812,314
                      Equity securities                          49,188          49,188          39,163          39,163
                      Cash and cash equivalents                  63,003          63,003          12,847          12,847
                      Accrued premiums                          126,758         124,832          77,115          74,739

                      LIABILITIES:

                      Senior notes                             $ 75,000        $ 78,750            --              --

                      COMPANY-OBLIGATED
                      MANDATORILY REDEEMABLE
                      PREFERRED CAPITAL SECURITIES
                      OF SUBSIDIARY TRUST HOLDING
                      SOLELY JUNIOR SUBORDINATED
                      DEBENTURES OF TRENWICK GROUP INC         $110,000        $110,150        $110,000        $112,160

NOTE 14               The following table sets forth the computation of basic
EARNINGS              and diluted earnings per share:
PER SHARE

                      (in thousands)                                            1998           1997           1996
                                                                             -------        -------        -------
                      INCOME AVAILABLE TO COMMON STOCKHOLDERS:
                      Income before extraordinary item (basic)               $34,792        $36,289        $33,848
                      Add interest on convertible debentures,
                          net of income taxes                                   --              578          4,228
                                                                             -------        -------        -------
                      Income before extraordinary item (diluted)             $34,792        $36,867        $38,076
                                                                             =======        =======        =======

                      Net income (basic)                                     $34,792        $35,252        $33,848
                      Add interest on convertible debentures and
                      loss on debt redemption, net of income taxes              --            1,615          4,228
                                                                             -------        -------        -------
                      Net income (diluted)                                   $34,792        $36,867        $38,076
                                                                             =======        =======        =======



                      WEIGHTED AVERAGE SHARES OF COMMON
                          STOCK OUTSTANDING:                                  11,657         11,645          9,959
                      Weighted average shares outstanding (basic)
                      Weighted average shares issuable on exercise of
                          employee stock options, net of assumed
                          repurchases                                            122            173            192
                      Weighted average shares issuable on
                          conversion of debt                                    --              447          3,201
                                                                             -------        -------        -------


                      Weighted average shares outstanding (diluted)           11,779         12,265         13,352
                                                                             =======        =======        =======


                      Basic earnings per share:
                          Income before extraordinary item                   $  2.99        $  3.12        $  3.40
                                                                             =======        =======        =======
                          Net income                                         $  2.99        $  3.03        $  3.40
                                                                             =======        =======        =======

                      Diluted earnings per share:
                                                                             $  2.95        $  3.01        $  2.85
                          Income before extraordinary item                     =====          =====          =====
                          Net income                                         $  2.95        $  3.01        $  2.85
                                                                             =======        =======        =======

NOTE 15               In 1998, Trenwick adopted Statement of Financial
SEGMENT               Accounting Standard 131, "Disclosures about Segments of an
INFORMATION           Enterprise and Related Information." This statement
                      requires reporting of information utilizing a management approach. This approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments. This statement also requires disclosures about products and services, geographic areas and major customers. The adoption of this statement did not affect the results of operations or financial position.


                      Trenwick has determined that its reportable segments are those that are based on the company's method of internal reporting, which desegregates its business by geographic location. Trenwick has two reportable segments: (1) domestic operations and (2) international operations. The domestic operations provide treaty and facultative reinsurance to insurers of property and casualty risks in the United States. The international segment acquired in February 1998, provides treaty and facultative reinsurance as well as specialty insurance on a world-wide basis.


                      The following information presents the reported operating income for Trenwick for the year ended December 31:


                       (in thousands)                                                 1998               1997                  1996
                                                                                      ----               ----                  ----
                       Net premiums earned                 Domestic               $174,443           $190,156              $211,069
                                                           International            71,118                  -                     -
                                                                                  --------           --------              --------
                                                                                   245,561            190,156               211,069
                                                                                  --------           --------              --------

                       Net investment income               Domestic                 44,490             43,692                40,215
                                                           International            10,614                  -                     -
                                                           Unallocated               1,212              4,710                 1,011
                                                                                  --------           --------              --------
                                                                                    56,316             48,402                41,226
                                                                                  --------           --------              --------

                       Net realized investment             Domestic                  6,444              2,304                   299
                         gains                             International             1,794                  -                     -
                                                           Unallocated                 778                  -                     -
                                                                                  --------           --------              --------
                                                                                     9,016              2,304                   299
                                                                                  --------           --------              --------

                       Total revenues                      Domestic                225,457            236,162               251,583
                                                           International            83,961                  -                     -
                                                           Unallocated               2,002              4,710                 1,011
                                                                                  --------           --------              --------
                                                                                   311,420            240,872               252,594
                                                                                  --------           --------              --------

                       Underwriting profit (loss)          Domestic                 (3,167)             6,628                 8,806
                                                           International            (2,432)                 -                     -
                                                                                  --------           --------              --------
                                                                                    (5,599)             6,628                 8,806
                                                                                  --------           --------              --------

                       Interest expense and                Domestic                      6                  -                     -
                         minority interest                 International             3,434                  -                     -
                                                           Unallocated              10,216              9,814                 6,503
                                                                                 ---------          ---------             ---------
                                                                                    13,656              9,814                 6,503
                                                                                 ---------          ---------             ---------

                                                                                   1998              1997                  1996
                                                                                ----------       ----------             ---------
                       Income before income taxes          Domestic                44,320            52,644                49,332
                         and extraordinary item            International            6,977                 -                     -
                                                           Unallocated             (8,260)           (5,114)               (5,504)
                                                                                ----------       ----------             ---------
                                                                                   43,037            47,530                43,828

                       Income taxes                        Domestic                  9,644           12,514                11,977
                                                           International             1,341                -                     -
                                                           Unallocated              (2,740)          (1,273)               (1,997)
                                                                                ----------       ----------             ---------
                                                                                     8,245           11,241                 9,980

                       Income before                       Domestic                 34,676           40,130                37,355
                         extraordinary item                International             5,636                -                     -
                                                           Unallocated              (5,520)          (3,841)               (3,507)
                                                                                ----------       ----------             ---------
                                                                                    34,792           36,289                33,848
                                                                                 ---------        ---------              --------

                       Total investments                   Domestic                 792,868          786,962
                         and cash                          International            211,599                -
                                                           Unallocated                  744           77,362
                                                                                -----------      -----------
                                                                                  1,005,211          864,324
                                                                                  ---------       ----------

                       Total assets                        Domestic               1,028,569        1,006,436
                                                           International            353,079                -
                                                           Unallocated               10,613           79,520
                                                                                -----------      -----------
                                                                                  1,392,261        1,085,956
                                                                                -----------      -----------

                       Unpaid claims and claim             Domestic                 621,498          605,407
                         expenses and unearned             International            212,981                -
                         premium income                                         -----------   --------------
                                                                                    834,479          605,407
                                                                                -----------        ---------

                       Total liabilities and               Domestic                 634,085          620,459
                         manditorily redeemable            International            286,529                -
                         capital securities                Unallocated              123,618          107,848
                                                                                -----------      -----------
                                                                                  1,044,232          728,307
                                                                                -----------      -----------


                       Substantially all of the domestic segment's business is produced by reinsurance brokers, while the international segment's business is produced from a wide variety of sources, including insurance and reinsurance brokers. Trenwick obtained approximately 41%, 65% and 62% of its gross written premiums from three brokers in 1998, 1997 and 1996, respectively. Trenwick's concentration of business in the domestic market through a small number of sources is consistent with the concentration of the property and casualty broker reinsurance market, in which a majority of the business is written through the top ten largest brokers in the reinsurance industry. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on the business and operations of Trenwick. Trenwick does not believe, however, that the loss of such business would have a long-term adverse effect because of Trenwick's competitive position within the broker reinsurance market and the availability of business from other brokers. In 1998, 1997 and 1996, Trenwick obtained approximately 16%, 12% and 10%; 11%, 11% and 10%, 15%, 12% and 10%,
                       respectively, of its gross written premiums from three ceding companies. The domestic operations obtained approximately 57% of its gross written premiums from three brokers and 38% from three ceding companies in 1998. The international operations obtained approximately 27% of its gross written premiums from two brokers in 1998 and no one ceding company accounted for more than 3% of its gross written premiums.

NOTE 16            Summarized unaudited quarterly financial data is as
UNAUDITED          follows:
QUARTERLY
FINANCIAL
DATA

                           (in thousands except per share data)                  1998                1997            1996
                                                                                 ----                ----            ----
                                                  Quarter ended


                   Earned premiums                December 31                 $63,612             $45,414         $54,994
                                                  September 30                 65,161              43,723          55,008
                                                  June 30                      70,964              47,105          53,376
                                                  March 31                     45,824              53,914          47,691

                   Net investment income          December 31                  14,639              12,372          10,840
                                                  September 30                 14,317              12,178          10,332
                                                  June 30                      14,976              12,123          10,185
                                                  March 31                     12,384              11,729           9,869

                   Net realized investment        December 31                   7,572                 388             281
                   gains (losses)                 September 30                    184                   -             (21)
                                                  June 30                         540                   1             (11)
                                                  March 31                        720               1,915              50

                   Income before                  December 31                  11,329               9,122           8,819
                   extraordinary item             September 30                  5,243               8,773           8,520
                                                  June 30                       8,975               8,593           8,327
                                                  March 31                      9,245               9,801           8,182

                   Basic income before            December 31                    1.03                 .77             .88
                   extraordinary item             September 30                    .45                 .74             .85
                   per share                      June 30                         .75                 .72             .84
                                                  March 31                        .78                 .90             .83

                   Diluted income before          December 31                    1.02                 .75             .74
                   extraordinary item             September 30                    .44                 .73             .72
                   per share                      June 30                         .74                 .71             .70
                                                  March 31                        .77                 .81             .69

                   Amounts for 1998 reflect the results of Trenwick International, accounted for as a purchase, from February 27, 1998, the date of acquisition. In the quarter ended March 31, 1997, Trenwick had an extraordinary loss on debt redemption, net of $558,000 income tax benefit of $1,037,000, or $0.09 per share (basic).

NOTE 17            Between January 1, 1999 and March 31, 1999 Trenwick has
SUBSEQUENT         purchased 478,500 shares, under its buyback plan, at an
EVENT              average price of $29.48 per share. Trenwick has an
(UNAUDITED)        authorization of 21,000 shares remaining under the plan.

                                                                      EXHIBIT 13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INDUSTRY OVERVIEW

The U.S. property and casualty reinsurance industry has remained highly competitive throughout 1998, across virtually all lines of business. A continued oversupply of capital maintained downward pressure on insurance as well as reinsurance pricing, causing some companies to report a reduction in domestic premium writings as they withdrew from unprofitable business. During 1998, the number of reinsurance companies also continued to decline, primarily as a result of consolidation. Acquisitions by large foreign reinsurers occurred as they increased their position in the U.S. market. The remaining companies are now larger, offer significantly more capacity to ceding companies and have greater access to capital through capital markets or their parent organizations. These factors have resulted in the reinsurance industry experiencing its tenth year of soft market conditions. As a consequence of these conditions, the overall industry reported an increase in the combined ratio, reflecting a reduction in underwriting profitability. Since reinsurance companies derive a significant amount of income from their investment portfolios, the continued low interest rates during 1998 also contributed to a decline in the overall growth in earnings of the industry.

Since 1995, Trenwick has established itself as a participant in the top tier of U.S. broker market reinsurers. Trenwick has achieved this position by raising additional capital to augment its underwriting operations to take advantage of market opportunities. In addition, Trenwick has implemented several strategic initiatives which have enabled it to write new business during the current soft market. These initiatives included the hiring of a team of senior underwriters in 1995. Trenwick also initiated several strategic alliances as an entry into lines of business not then written by the Company. Partners in these alliances include PXRE Re, a leader in property catastrophe reinsurance, Transatlantic Re (a subsidiary of American International Group), a leading reinsurer in healthcare professional liability, and Duncanson & Holt (a wholly-owned subsidiary of UNUM Corporation), the largest provider of accident and health reinsurance in the United States. On February 27, 1998, the Company completed the acquisition of Trenwick International Limited (formerly Sorema (UK) Limited), a London market company which underwrites treaty and facultative reinsurance and specialty insurance on a worldwide basis. This acquisition concluded the Company's plan to diversify its products and broaden its sources of business outside of the U.S. Subsequent to the acquisition, the Company increased the capital of Trenwick International Limited by $67.4 million through the issuance of $75 million in senior notes. The additional capital will support the subsidiary's expansion into new lines of business and geographic markets previously limited by its former parent and will enable it to increase its retention of business.


RESULTS OF OPERATIONS

Operating Results

Trenwick's net income was $34.8 million in 1998 or $2.99 per share compared to $35.3 million or $3.03 per share in 1997 and $33.8 million or $3.40 per share in 1996. Included in Trenwick's net income for 1998 are Trenwick International's operating results since its acquisition on February 27, 1998. Net income for 1998 also includes after-tax charges of $5.7 million or $.49 per share associated with catastrophe losses, including Hurricanes Mitch and Georges. There were no material catastrophe losses reflected in Trenwick's operating results in 1997 or 1996. Net income for 1997 includes an after-tax extraordinary loss of $1.0 million or $.09 per share, associated with the redemption of $45.8 million principal amount of its 6% convertible debentures. Also included in Trenwick's net income were after-tax realized investment gains of $5.9 million or $.50 per share, $1.5 million or $.13 per share and $.2 million or $.02 per share in 1998, 1997 and 1996, respectively.

Trenwick's operating income, excluding realized investment gains, for 1998 was $28.9 million or $2.48 per share compared to $34.8 million or $2.99 per share in 1997 and $33.7 million or $3.38 per share in 1996.


Premiums

Trenwick's gross and net premium writings for its domestic and international operations are as follows:

                                     Percentage                        Percentage
                                      Increase/                         Increase/
                        1998         (Decrease)           1997         (Decrease)           1996
                      --------        --------          --------        --------          --------
GROSS PREMIUMS WRITTEN
     DOMESTIC
   Casualty           $201,070             (10%)        $223,585               4%         $214,630
   Property             17,179             (32%)          25,077             (23%)          32,728
                      --------        --------          --------        --------          --------
      Subtotal         218,249             (12%)         248,662               1%          247,358

INTERNATIONAL          105,114            --                --              --                --
                      --------        --------          --------        --------          --------

      TOTAL           $323,363              30%         $248,662               1%         $247,358
                      ========        --------          ========        --------          ========

                                     Percentage                        Percentage
                                      Increase/                         Increase/
                        1998         (Decrease)           1997         (Decrease)           1996
                      --------        --------          --------        --------          --------
NET PREMIUMS WRITTEN
     DOMESTIC
   Casualty           $154,368             (11%)        $172,946             (12%)        $196,526
   Property             14,744             (34%)          22,284             (25%)          29,838
                      --------        --------          --------        --------          --------
      Subtotal         169,112             (13%)         195,230             (14%)         226,364

INTERNATIONAL           81,107            --                --              --                --
                      --------        --------          --------        --------          --------

      TOTAL           $250,219              28%         $195,230             (14%)        $226,364
                      ========        --------          ========        --------          ========

In 1998, Trenwick reported net premiums written of $250.2 million, a 28% increase compared to 1997. This reflects the inclusion of Trenwick International's business since its acquisition on February 27, 1998. Trenwick's domestic net premiums written decreased 13% in 1998 over 1997 compared to a 14% decrease in 1997 over 1996.

The decline in Trenwick's domestic premium volume in 1998 and 1997 is primarily attributable to a decline in net casualty premium writings of 11%. This decline reflects Trenwick America's withdrawal from accounts when pricing fell below what it believed to be acceptable rate levels.

The decline in net premiums written was magnified by Trenwick's decision to buy increased reinsurance protection in both 1998 and 1997 at more favorable terms than in prior years. Competition among primary companies also caused cedants to reduce their own premium writings or restructure their reinsurance programs, reducing the amount of reinsurance they purchase. As a result of consolidation within the industry, many ceding companies are now larger and financially stronger, enabling them to retain more risk. Trenwick's domestic net and gross property business declined primarily as a result of PXRE Re's continued conservative response to erosion in pricing in that segment of the reinsurance business. Total gross property writings represented approximately 8% of total gross domestic premiums for 1998 compared to 10% for 1997 and 13% in 1996.

Trenwick International reported net premiums of $81.1 million for the post-acquisition period ended December 31, 1998. Trenwick International's net premium writings for the full year 1998 were $100.8 million. While the international business is also highly competitive, growth in this business is expected primarily as the result of an increase in Trenwick International's retention of business owing to a change in its reinsurance programs. Trenwick International is also expanding into new geographic markets previously limited by its former parent.


Underwriting Expenses

The combined ratio is one means of measuring the profitability of a property and casualty reinsurance company. The combined ratio reflects underwriting experience, but does not reflect income from investments or provisions for income taxes. A combined ratio below 100% indicates profitable underwriting, and a combined ratio exceeding 100% indicates unprofitable underwriting. Although a reinsurer may have unprofitable underwriting results, the reinsurer may still be profitable because of investment income earned on its accumulated invested assets. In 1998, Trenwick recorded an underwriting loss of $5.6 million compared to an underwriting profit of $6.6 million and $8.8 million in 1997 and 1996, respectively.

The following table sets forth Trenwick's combined ratios and the components thereof calculated on a GAAP basis for the periods indicated:

                                                              1998                              1997*       1996*
                                             ------------------------------------------         -----       -----
                                             Group      International      Domestic
Claims and claims expense ratio                 62.4%          67.0%            60.5%            57.6%        61.3%
                                                ----           ----             ----             ----         ----
Expense ratio:
Policy acquisition expense ratio                30.2           22.3             33.4             30.8         27.8
   Underwriting expense ratio                    9.7           14.1              7.9              8.1          6.7
                                              ------         ------           ------             ----         ----
   Total expense ratio                          39.9           36.4             41.3             38.9         34.5
                                              ------         ------           ------             ----         ----
Combined ratio                                 102.3%         103.4%           101.8%            96.5%        95.8%
                                               =====          =====            =====             ====         ====

* Prior to acquisition of Trenwick International


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

As indicated in the preceding table, Trenwick's claims and claims expense ratio increased from 57.6% in 1997 to 62.4% in 1998, due in part to the inclusion of Trenwick International's underwriting results for the first time in 1998. Due to the different types of business underwritten by Trenwick International, underwriting results in that subsidiary reflect a higher claims and claims expense ratio than Trenwick's domestic business. Included in the Group's 1998 claims and claims expense ratio are 3.5 percentage points associated with claims arising from catastrophe losses, including Hurricanes Mitch and Georges. These losses have been offset by favorable development in prior year reserves in both operating companies. The improvement in Trenwick's claims and claims expense ratio in 1997 compared to 1996 reflects the lack of any material adverse impact from property catastrophe claims and favorable development of prior year reserves for claims and claims expense. In 1998, 1997 and 1996, estimates of prior accident year claims were reduced by approximately $12.6 million, $5.4 million and $4.4 million, respectively.

Trenwick's domestic claims and claims expense ratio was 60.5% in 1998 compared to 57.6% in

1997 and 61.3% in 1996. Claims arising from catastrophe losses in 1998 amounted to $5.2 million, while there were no material catastrophe losses reflected in 1997 and 1996. In 1998, 1997 and 1996 estimates of prior accident year claims were reduced by approximately $7.2 million, $5.4 million and $4.4 million, respectively. The reduction in 1998 is primarily due to favorable development in accident years 1993 and prior, partially offset by adverse development in accident years 1994 through 1997.

Trenwick International's claims and claims expense ratio of 67.0% in 1998 includes $3.4 million associated with claims arising from catastrophe losses. In 1998, estimates of prior year's claims were reduced by $5.4 million as a result of favorable development across all prior years.

Trenwick's expense ratio, which is the ratio of policy acquisition costs and underwriting expenses to net earned premiums as determined in accordance with GAAP, increased in 1998 to 39.9% as compared to 38.9% in 1997 and 34.5% in 1996. The overall increase in the expense ratio resulted from an increase in costs associated with Trenwick's domestic business. During 1998, insurance companies continued to increase commissions on business ceded to reinsurers. The increase associated with domestic business was partially offset by the inclusion of Trenwick International's underwriting results which carry a lower expense ratio. Trenwick's domestic expense ratio in 1998 was 41.3% compared to 38.9% in 1997. Trenwick International's expense ratio was 36.4% in 1998. Policy acquisition costs, which include brokerage and ceding commissions, vary directly with premium volume and are subject to changes in the mix of business. Underwriting expenses, which generally do not vary with premium volume, were approximately $23.8 million, $15.4 million and $14.2 million in 1998, 1997 and 1996, respectively. The underwriting expense ratio increased 1.6 percentage points in 1998 compared to 1997 primarily as a result of the inclusion of $10.0 million of Trenwick International's underwriting expenses and a decrease in premium writings associated with Trenwick America Re. While Trenwick International's overall expense ratio is comparable to Trenwick's domestic subsidiaries (Trenwick America), ratios associated with policy acquisition costs and underwriting expenses vary. Due to the mix of business underwritten by Trenwick International, primarily insurance business, its policy acquisition ratio is lower, while its underwriting expense ratio is higher.

Trenwick America Re's statutory combined ratios for 1998, 1997 and 1996 were 102.3%, 95.9% and 95.7%, respectively. Trenwick America Re's statutory combined ratios were 2.2, 6.8 and 8.1 percentage points better, respectively, than the weighted average statutory combined ratios for all reinsurance companies which reported their results to the Reinsurance Association of America (RAA) in those periods. The statutory combined ratios for this group of reinsurance companies in 1998, 1997 and 1996 were 104.5%, 102.7% and 103.8%, respectively. The statutory combined ratios as reported to the RAA by those companies, including Trenwick America Re, which primarily accept business from brokers, for 1998, 1997 and 1996 were 106.2%, 104.6% and 107.6%, respectively.


INVESTMENT INCOME

Trenwick's net investment income was $56.3 million in 1998 compared to $48.4 million in 1997 and $41.2 million in 1996. The overall increase in investment income in 1998 is due to the continued growth in Trenwick's invested asset base resulting primarily from the acquisition of Trenwick International. Investment income is expected to increase in 1999 as the Company's invested asset base continues to grow.

Trenwick America's net investment income in 1998 of $45.7 million decreased 5.6% compared to net investment income of $48.4 million in 1997. Net investment income in 1997 increased 17% compared to net investment income of $41.2 million in 1996. Pre-tax yields on invested assets, excluding equity securities, was 6.1% in 1998 compared to 6.4% in 1997 and 6.3% in 1996. This decline in 1998 resulted primarily from the reinvestment of approximately $73 million of maturities at lower interest rates. The increase in the yield from 1996 to 1997 was due to the composition of the maturing securities. Maturities in 1997 of approximately $79 million had lower yields than approximately $63 million of maturities in 1996. In 1998, maturities included $32 million principal repayments associated with Trenwick America's portfolio of structured and agency pass-through securities compared to $31 million in 1997. As a result of the decrease in interest rates during 1998, principal repayments are expected to remain similar or increase marginally in 1999. The decrease in investment income in 1998 is due to the decrease in Trenwick America's invested asset base resulting also from the sales of approximately $88.1 million of securities to fund the acquisition of Trenwick International Limited and the repurchase of Trenwick's common stock. Investment income is expected to increase in 1999 as Trenwick America's invested asset base grows. During 1998, Trenwick America sold approximately $20.3 million of tax-exempt securities and reinvested the proceeds primarily in tax-exempt securities with longer expected lives in order to preserve the overall yield of the portfolio.

Trenwick International's net investment income in 1998 was $10.6 million. Pre-tax yield on investment assets, excluding equity securities, was 6.7% in 1998. This yield reflects the relatively high interest rates available at the short end of the market in which Trenwick International invests. Investment income is expected to increase in 1999 as Trenwick International's invested asset base continues to grow, although this increase is expected to be tempered by a climate of lower interest rates. During 1998, Trenwick International sold approximately $200 million of debt securities and reinvested the proceeds in securities with shorter average maturities in order to take advantage of higher interest rates and to recognize available gains.


YEAR 2000 ISSUE

The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000.

Trenwick began work on the Year 2000 issue in 1995. The scope of the project included: assessment of systems and equipment affected; definition of strategies to address affected systems and equipment; remediation of affected systems and equipment and certification that each is Year 2000 compliant.

Trenwick's U.S. operations completed the modification and testing of its internally developed software to be Year 2000 compliant during 1996. Trenwick International Limited completed its modifications in 1998. Trenwick has received certification from the majority of its externally developed software vendors also indicating that their products are Year 2000 compliant. Based on this information the Company believes that its internal financial systems are substantially compliant.

Due to the interdependent nature of systems and facilities, the Company may be adversely impacted depending upon whether its vendors and business partners address this issue successfully. Therefore, Trenwick is surveying its key business partners and vendors in an attempt to determine their respective level of Year 2000 compliance. Currently, the Company is not aware of any material business vendor or partner that will not be Year 2000 compliant. Where practicable, Trenwick intends to assess and attempt to mitigate its risks in the event that these third parties fail to be Year 2000 compliant and is considering appropriate contingency arrangements for such potential noncompliance by such entities.

Trenwick has not developed contingency plans specifically related to the Year 2000 issue. Contingency plans currently contained in Trenwick's existing disaster recovery plan and the expertise of its staff are expected to enable the Company to take appropriate action to mitigate such risks. Depending on the systems affected, these plans include accelerated replacement of affected equipment or software, interim use of backup equipment and software, and increased work hours for company personnel or use of contract personnel to correct, on an accelerated schedule, any Year 2000 problems that arise or to provide manual workarounds for information systems or similar approaches. Trenwick intends to continue to assess the Year 2000 issue as it relates to its internal systems and third parties and will consider developing contingency plans at that time. If the Company is required to implement any of these contingency plans, it could have a material adverse effect on the company's financial condition and results of operations.

In addition, property and casualty reinsurance companies may have underwriting exposure to the Year 2000. The Year 2000 issue is a risk for some of the Company's insureds and reinsureds and is therefore considered during the underwriting process similar to any other risk to which Trenwick's clients may be exposed. While the Company continues to review these potential exposures, the Company is unable to determine at this time whether the adverse impact, if any, in connection with these exposures would be material to the Company.

Costs specifically associated with modifying internal use software for Year 2000 compliance are expensed as incurred. To date, the Company has spent approximately $.8 million on this project. Such costs do not include normal system upgrades and replacements. The Company does not expect the costs relating to Year 2000 software remediation to have a material effect on the results of operations or financial condition.


INVESTMENTS

At December 31, 1998, Trenwick had investments and cash of $1.0 billion, an increase of 16% compared to investments and cash of $864.3 million at December 31, 1997. This increase resulted principally from the acquisition of Trenwick International. Financing cash flow included $75 million of net funds received in March 1998 from Trenwick's issuance of 6.7% senior notes reduced by dividends paid to stockholders and approximately $34.9 million used to repurchase common stock. All debt and equity investments are classified as available for sale and reported at fair value with the unrealized gain or loss, net of income taxes, reported in other comprehensive income. Since December 31, 1997, the market value of the Company's debt and equity investments decreased by $.8 million. In 1997, Trenwick's investments and cash increased by $110.1 million or approximately 15% when compared to 1996. This increase resulted from cash provided by both financing and operations. Financing cash flow included $61 million of net funds received in January 1997 from Trenwick's private offering of $110 million in 8.82% Subordinated Capital Income Securities reduced by dividends paid to stockholders. Proceeds were also used to redeem the Company's convertible debentures.

The average maturity of Trenwick's debt securities at December 31, 1998 was 5.7 years compared to 6.2 years at December 31, 1997. This shortening reflects the addition of Trenwick International's portfolio which has a much shorter average maturity.

Trenwick has not invested in derivative financial instruments such as futures, forward contacts, swaps, or options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. Trenwick's portfolio includes market sensitive instruments, such as mortgage-backed and asset-backed securities, which are subject to prepayment risk and changes in market value in connection with changes in interest rates.

Trenwick's investments in mortgage-backed and asset-backed securities, which amounted to approximately $212.1 million at December 31, 1998 or 21% of cash and invested assets, are classified as available for sale and are not held for trading purposes.

At December 31, 1998, Trenwick America had investments and cash of $793.6 million, a decrease of 8% compared to investments and cash of $864.3 million at December 31, 1997. This decrease resulted principally from the use of approximately $63.2 million to acquire Trenwick International combined with the use of $34.9 million to repurchase Trenwick's own common stock. During 1998, the proceeds from sales and maturities of taxable and tax-exempt securities of $197.2 million, together with cash provided by financing and operations were invested primarily in tax-exempt securities in the amount of $74.4 million. Taxable securities were also purchased consisting of mortgage-backed securities of $8.7 million, asset-backed securities of $2.3 million, U.S. government and agency securities of $10.6 million and corporate bonds of $6.0 million. In 1998, $4.0 million of equities were also purchased. Since December 31, 1997, the market value of Trenwick America's debt and equity investments decreased by $.6 million. The average maturity of Trenwick America's debt securities at December 31, 1998 was 6.9 years compared to 6.2 years at December 31, 1997. Debt securities were invested with an average maturity ranging between two to fifteen years. During 1997, the proceeds from sales and maturities of taxable and tax-exempt securities of $117.8 million, together with cash provided by financing and operations were invested primarily in taxable securities consisting of mortgage-backed securities of $72 million, asset-backed securities of $33 million, U.S. government and agency securities of $28 million, and corporate bonds of $30 million. In addition, $39 million of tax-exempt securities were purchased along with $9 million of preferred stock and $6 million of equity securities.

At December 31, 1998, Trenwick International had investments and cash of $211.6 million. During 1998, cash of approximately $67 million was received by Trenwick International from Trenwick Group Inc., increasing Trenwick International's share capital to over $125 million. During 1998, the proceeds from sales and maturities of debt securities of $372.7 million, together with cash provided by financing and operations were invested entirely in taxable securities consisting of government securities in U.K. sterling, U.S. dollar and other European currencies of $242.9 million and certificates of deposit of $192.9 million. Since acquisition, the market value of Trenwick International's debt and equity investments decreased by $.2 million. The average maturity of Trenwick International's debt securities at December 31, 1998 was ten months.


LIQUIDITY AND CAPITAL RESOURCES

Trenwick is a holding company whose principal assets are its investments in the common stock of Trenwick America Re and Trenwick International. As a holding company, Trenwick's principal source of funds consists of permissible dividends and tax allocation payments from Trenwick America Re and Trenwick International together with income on the holding company's fixed-income portfolio. Trenwick's principal uses of cash are dividends to its stockholders, servicing its debt obligations and repurchases of its own common stock when the pricing is attractive. Trenwick America Re and Trenwick International receive cash from premiums, investment income and proceeds from sales and maturities of portfolio investments. They utilize cash to pay claims, purchase their own reinsurance protections, meet operating and capital expenses and purchase fixed-income and equity securities.

In 1998, Trenwick completed a private offering of $75 million aggregate principal amount of 6.70% senior notes due April 1, 2003. Interest is payable semi-annually on April 1 and October 1 of each year, which commenced on October 1, 1998. The notes are not subject to redemption prior to maturity. They are unsecured obligations and will rank senior in right of payment to all existing and future subordinated indebtedness of Trenwick, including Trenwick's obligations with respect to its 8.82% junior subordinated debentures held by Trenwick Capital Trust I in respect of the $110 million 8.82% subordinated capital income securities issued by the Trust. Under the terms of the notes, Trenwick is not restricted from incurring indebtedness, but is subject to limits on its ability to incur secured indebtedness for borrowed money. A portion of the net proceeds of the offering were contributed to Trenwick International to support its insurance and reinsurance operations, including increasing its statutory capital to support the anticipated increase in its underwriting capacity. Remaining net proceeds were used to repurchase Trenwick's own common stock.

Cash provided by operating activities of $38 million in 1998 decreased approximately 19% as compared to $47 million in 1997 and decreased 57% as compared to $110.5 million in 1996. The reduction in cash flow from operations in 1998 was due primarily to a decline in premium writing associated with Trenwick America, combined with an expected increase in paid loss activity. In 1996, Trenwick America commuted an aggregate excess of loss retrocessional agreement covering the years 1989 through 1993 for which it received a total consideration of $29.7 million representing outstanding reserves of approximately the same amount. The commutation was recorded in 1996 as a paid loss recovery. Trenwick expects that its cash provided by operating activities will be sufficient to meet its operating and financing requirements in 1999 and its longer term operating needs.

In 1998, cash provided by financing activities decreased to $29.0 million compared to $50.6 million in 1997. Cash provided by financing activities included proceeds from the issuance of $75 million principal amount of 6.7% senior notes partially offset by repurchases of common stock of approximately $34.9 million. Included in the same period last year was $110 million from the issuance of the Subordinated Capital Income Securities, partially offset by the redemption of convertible debt of approximately $47 million.

At December 31, 1998, Trenwick's investments and cash of $1 billion exceeded total liabilities, including gross reserves for claims and claims expenses of $682.4 million, by $71.0 million, compared to $246.0 million and $99.2 million at December 31, 1997 and 1996, respectively. At December 31, 1998, 1997 and 1996, Trenwick's net book value amounted to $348.0 million, $357.6 million and $265.8 million, respectively. Trenwick maintains a portion of its investment portfolio in cash equivalents which are available in the event of unanticipated changes in cash requirements. At December 31, 1998, Trenwick's investments consisted principally of fixed-income securities, 91% of which are rated Aa or better. Trenwick's general policy is to hold these securities to maturity. However, there may be business reasons which would cause all or a portion of these securities to be made available for sale prior to maturity. Therefore, Trenwick records these investments at fair value, with market value fluctuations reflected in stockholders' equity, net of income taxes (see Note 1 to Consolidated Financial Statements).

The ratio of net premiums written to surplus, the "surplus ratio", relates to the amount of risk to which an insurer's or reinsurer's statutory capital is exposed, as measured by the amount of premiums written in relation to such surplus. Trenwick America Re's surplus ratios were 0.5:1 for 1998, 0.6:1 for 1997 and 0.8:1 for 1996. Accordingly, Trenwick has sufficient surplus capacity to write additional business without significantly exceeding the industry average. Property and casualty reinsurance companies in the U.S. currently have a surplus ratio of approximately 0.6:1. Trenwick International's surplus ratio for 1998 was 0.8:1. Trenwick America Re's statutory surplus was $330.5 million as of December 31, 1998, compared to $322.9 million at December 31, 1997. Trenwick International's statutory surplus was $131.9 million as of December 31, 1998.

Trenwick purchases reinsurance to reduce its exposure to catastrophe claims and the frequency and severity of claims in all lines of business. In 1998, Trenwick America Re's reinsurance treaties consisted principally of an excess of loss treaty for its facultative casualty business and property catastrophe reinsurance treaties. In addition, Trenwick America Re purchased an annual aggregate excess of loss ratio treaty for casualty business effective January 1, 1998. These coverages were renewed effective January 1, 1999. Trenwick International, as is customary with companies operating in the London market, buys larger amounts of reinsurance to protect itself. Reinsurance and retrocessional coverage is customized for each class of business


REGULATORY MATTERS

Trenwick and its domestic subsidiaries are subject to regulatory oversight under the insurance statutes and regulations of the jurisdictions in which they conduct business, including all states of the United States. Trenwick International is subject to the regulatory authority of the United Kingdom Financial Services Authority (FSA). These regulations vary from jurisdiction to jurisdiction and are generally designed to protect ceding insurance companies and policyholders by regulating the Company's financial integrity and solvency in its business transactions and operations. Many of the insurance statutes and regulations applicable to Trenwick's subsidiaries relate to reporting and enable regulators to closely monitor their performance. Typical required reports include information concerning the Company's capital structure, ownership, financial condition and general business operations.

The National Association of Insurance Commissioners (NAIC) has adopted Risk-Based Capital (RBC) requirements for property and casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that supplement the system of low fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio of the enterprise's regulatory total adjusted capital to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specific corrective action. The ratios of Total Adjusted Capital to Authorized Control Level RBC for Trenwick America Re exceeded all the RBC trigger points at December 31, 1998, 1997 and 1996. Trenwick believes its capital will continue to exceed these RBC capital and surplus requirements for the foreseeable future.

Trenwick America Re is domiciled in and subject to the insurance laws and regulations of the State of Connecticut. Effective January 1, 2001, the Connecticut Insurance Department will adopt the Codification of Statutory Accounting Principles. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. Assuming Trenwick had adopted the Codification as of January 1, 1998, the effect of adoption would have been an increase in statutory net income of approximately $25.6 million and a net increase to statutory surplus of approximately $27.6 million as a result of recording a deferred tax benefit and a net deferred tax asset.

Under the holding company structure, Trenwick is dependent upon the ability of its operating subsidiaries, Trenwick America Re and Trenwick International to transfer funds, principally in the form of cash dividends and tax reimbursements. The statutory limitation on dividends which can be paid within any preceding twelve months, without prior approval of the Connecticut Insurance Commissioner, applicable to Trenwick America Re, is the greater of 10% of policyholder surplus at December 31 of the preceding year or 100% of net income for the twelve month period ending December 31 of the preceding year, but shall not include pro rata distributions of any class of Trenwick America Re's own securities, both determined in accordance with statutory accounting practices. The amount of dividends or other distributions that could be paid by Trenwick America Re without prior approval as of December 31, 1998 was $40.9 million. During 1998, 1997 and 1996, Trenwick America Re paid dividends of $30.1 million, $8.3 million and $4.1 million, respectively. In 1998, the increase in dividends was primarily due to the original investment in Trenwick International and to fund repurchases of Trenwick's common stock.

Under the applicable laws of the United Kingdom, Trenwick International may make shareholder distributions only from accumulated realized profits, net of accumulated realized losses. In addition, under the U.K. Insurance Companies Act, Trenwick International is not permitted to make any distribution that would reduce its net assets below the required minimum margin of solvency which, as determined under the FSA's rules, is approximately $11.5 million as of December 31, 1998. The Company must also notify the FSA of any proposal to declare or pay a dividend on any of its share capital.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Trenwick is exposed to market risks that are principally interest rate, foreign exchange and equity price. Trenwick is exposed to potential losses from changes in interest rates with respect to its investments and borrowings. The investments also expose Trenwick to potential losses due to changes in foreign exchange rates. Trenwick is exposed to potential losses from changes in equity prices with respect to its investments. The Company is not exposed to material losses from credit risk. The Company has no derivatives and its investments do not contain terms that may result in potential losses due to leverage.

Trenwick's risk management strategy is to place its investments with high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company selects investments with characteristics such as duration, yield, currency and liquidity to reflect the underlying characteristics of related estimated claim liabilities. The Company views potential exposures to credit losses as immaterial. The potential losses due to market risks quantified below are expected to be offset through the servicing of insurance claims.

The investment portfolio and borrowings of Trenwick are summarized in the notes to the financial statements, and Item 1, Business.

Interest Rate Risk

Trenwick's principal market risk exposure are to change in domestic interest rates. Changes in interest rates may affect the fair value of Trenwick's debt securities. Trenwick's holdings subject it to exposures in the treasury, corporate, structured, municipal and foreign debt security sectors. These sectors consist primarily of investment grade securities whose fair value may fluctuate with changes in interest rates. The only sector that exposes Trenwick to material prepayment risk is the structured sector which includes mortgage-backed and asset-backed securities. These securities have been included in the analysis below. All investment positions are long with no "short" or derivative positions. Trenwick believes that the insurance receivables and payables do not expose it to significant interest rate risk and are excluded from the analysis below.

In order to estimate it's exposure to changes in interest rates, Trenwick performed a sensitivity analysis. Potential loss is estimated as a change in fair value. The fair values of the debt security portfolio at year end were re-estimated from the fair values reported in the financial statements assuming a 100 basis point parallel increase in rates across the relevant debt security yield curve. The potential loss in fair value due to interest rate exposure was estimated at $27.7 million. The Company's actual loss in fair value on a quarterly basis never exceeded this amount during the year. The potential loss in this sensitivity analysis does not include a separate estimate of potential losses from changes in credit spreads; the Company believes that such potential losses are immaterial based on the portfolio held at year-end. For purposes of this calculation, Trenwick's borrowings were excluded, although changes in interest rates may result in a potential gain/loss from borrowings. The Company expects that the potential loss estimated on this basis would be lower if the borrowings were included in this calculation. The Company excluded the borrowings from the estimate of potential loss because potential losses in fair value of investments are easily realizable upon the sale of securities while the Company expects that its borrowings will remain outstanding through maturity. The fair value estimates shown are based on the debt security portfolio at year-end and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

Foreign Exchange Risk

Trenwick's exposure to foreign exchange risk arises primarily from its holdings in foreign denominated securities. Debt securities are denominated in primarily the British pound with durations ranging generally up to ten months. An instantaneous change of 10% in foreign exchange rates from levels prevailing at year-end from these holdings would result in a potential loss in fair value of $18.2 million.

The carrying value of certain receivables and payables are also denominated in foreign currencies. This exposure is somewhat mitigated by the fact that Trenwick's reinsurance premiums and invested assets are partially offset by claims incurred and claim liabilities, respectively, denominated in the same currency. In addition, Trenwick has foreign exchange risk exposure in its net investment in its foreign subsidiary, Trenwick International. These exposures are not considered material as of December 31, 1998.

Equity Price Risk

Trenwick's common equity portfolio of $49.2 million at December 31, 1998, is subject to changes in value based on changes in equity prices. Trenwick's potential exposure from those equity securities, estimated in terms of fair value, to an immediate 10% drop in equity prices across all equity securities holdings from those prevailing at December 31, 1998 would be $4.9 million. The Company's actual loss in fair value on a quarterly basis never exceeded this amount during the year. The fair value estimates shown are based on the composition of the equity security portfolio at year-end and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 1998 the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Trenwick does not anticipate that the adoption of the statement will have a material effect on its financial position.


THE EURO

On January 1, 1999, eleven of the fifteen member countries of the European Union established a fixed conversion ratio between their local currencies and a newly formed currency, the "Euro". The Euro began trading on foreign currency exchanges on January 1, 1999. Beginning in January 2002, coins and paper currency denominated in Euros will be issued and local currencies of the eleven countries will be withdrawn from circulation. As the Company conducts a considerable amount of business in countries participating in the Euro, work was undertaken in 1998 to ensure that the introduction of the Euro would have no adverse effect on the Company's business. Consequently, the Company modified its computer systems to accommodate transactions denominated in the Euro. The total costs for implementing these changes was not material. Trenwick believes the Euro conversion will not have a material impact on its consolidated financial position or results from operations.

SAFE HARBOR DISCLOSURE

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the Act), Trenwick sets forth below cautionary statements identifying important risks and uncertainties that could cause its actual results to differ materially from those that might be projected, forecasted or estimated in its forward-looking statements, as defined in the Act, made by or on behalf of Trenwick in press releases, written statements or documents filed with the Securities and Exchange Commission, or in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls. Such statements may include, but are not limited to, projections of premium revenue, investment income, other revenue, losses, expenses, earnings (including earnings per share), cash flows, plans for future operations, common holders' equity (including book value per share), investments, financing needs, capital plans, dividends, plans relating to products or services of Trenwick and estimates concerning the effects of litigation or other disputes, as well as assumptions for any of the foregoing and generally expressed with words such as "believes," "estimates," "expects," "anticipates," "plans," "projects," "forecasts," "goals," "could have," "may have," and similar expressions. Trenwick, as a matter of policy, does not make any specific projections as to future earnings nor does it endorse any projections regarding future performance that may be made by others.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Trenwick's results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

- Changes in the level of competition in the domestic and international reinsurance or primary insurance markets that affect the volume or profitability of Trenwick's property/casualty business. These changes include, but are not limited to, changes in the intensity of price competition, the entry of new competitors, existing competitors exiting the market, and the development of new products by new and existing competitors;

- Changes in the demand for reinsurance, including changes in ceding companies' risk retentions and changes in the demand for excess and surplus lines insurance coverages;

- The ability of Trenwick to execute its strategies in its property/casualty operations;

- Catastrophe losses in Trenwick's domestic and international property/casualty businesses;

- Adverse development on property/casualty claims and claims expense liabilities related to business written in prior years, including, but not limited to, evolving case law and its effect on environmental and other latent injury claims, changing government regulations, newly identified toxins, newly reported claims, new theories of liability, such as possible Year 2000 computer-related losses, or new insurance and reinsurance contract interpretations;

- Changes in inflation that affect the profitability of Trenwick's current property/casualty business or the adequacy of its property/casualty claims and claims expense liabilities and policy benefit liabilities related to prior years' business;

-    Changes in Trenwick's property/casualty retrocessional arrangements;

- Lower than estimated retrocessional or reinsurance recoveries on unpaid losses, including, but not limited to, losses due to a decline in the creditworthiness of Trenwick's retrocessionaires or reinsurers;

- Increases in interest rates, which cause a reduction in the market value of Trenwick's fixed income portfolio, and its common shareholders' equity;

- Decreases in interest rates causing a reduction of income earned on new cash flow from operations and the reinvestment of the proceeds from sales or maturities of existing investments;

-    Decline in the value of Trenwick's equity investments;

-    Changes in the composition of Trenwick's investment portfolio;

-    Credit losses on Trenwick's investment portfolio;

- Adverse results in litigation matters, including, but not limited to, litigation related to environmental, asbestos and other potential mass tort claims;

-    Gains or losses related to changes in foreign currency exchange rates;

- The potential interruption in, or a failure of, certain normal business activities or operations due to Year 2000 problems; and

-    Changes in Trenwick's capital needs.

In addition to the factors outlined above that are directly related to Trenwick's businesses, Trenwick is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees.


                                                                              22